                              AMENDED AND RESTATED
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


                          DATED AS OF JANUARY 14, 1994


                                     AMONG


                                  XTRA, INC.,


                             CONTINENTAL BANK N.A.

                             CORESTATES BANK, N.A.

                         NATIONAL WESTMINSTER BANK USA

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION


                     SUCH OTHER BANKS AS MAY BECOME PARTIES
                      TO THIS AGREEMENT FROM TIME TO TIME

                                      and


                             CONTINENTAL BANK N.A.
                                    as Agent

                               TABLE OF CONTENTS

                                                                                                                PAGE
1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.       THE REVOLVING CREDIT LOANS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
           2.1   Commitment to Make Revolving Credit Loans  . . . . . . . . . . . . . . . . . . . . . . . . . .   16
           2.2   Making the Revolving Credit Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
           2.3   Promissory Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
           2.4   Funding of Revolving Credit Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

3.       TERM LOANS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
           3.1   Term Conversion Date; Term Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

4.       CONVERSION, INTEREST, PAYMENTS AND COSTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
           4.1   Conversion of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
           4.2   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
           4.3   Overdue Principal and Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
           4.4   Interest Period Selection; Alternative Interest Rates  . . . . . . . . . . . . . . . . . . . .   20
           4.5   Illegality or Impossibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
           4.6   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
           4.7   Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
           4.8   Payments and Computations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
           4.9   Payment to be Free of Deductions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
           4.10  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
           4.11  Additional Amounts Payable on Account of Credit Facilities.  . . . . . . . . . . . . . . . . .   26
           4.12  Additional Costs and Expenses; Reserve Requirements.   . . . . . . . . . . . . . . . . . . . .   26
           4.13  Failure to Make Funds Available. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
           4.14  Prepayment of Eurodollar Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
           4.15  Interest Limitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
           4.16  Extension of Revolver Period.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

5.       FEES; REDUCTION OF TOTAL COMMITMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
           5.1   Reduction and Termination of Commitment of the Company . . . . . . . . . . . . . . . . . . . .   29
           5.2   Non Use Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

6.       EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
           6.1   Loan Documentation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
           6.2   Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
           6.3   Performance; No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
           6.4   Corporate Action.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
           6.5   Proceedings and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
           6.6   No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
           6.7   Other Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
           6.8   Consent of Guarantor.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
           6.9   Fees and Expense.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
           6.10  Debt Rating  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

7.       CONDITIONS OF BORROWING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
           7.1   Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
           7.2   Performance; No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
           7.3   Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

8.       REPRESENTATIONS AND WARRANTIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
           8.1   Corporate Existence and Good Standing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
           8.2   Corporate Power; Consent; Absence of Conflict with Other Agreements. . . . . . . . . . . . . .   33
           8.3   Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
           8.4   Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
           8.5   Holding Company and Investment Company Acts. . . . . . . . . . . . . . . . . . . . . . . . . .   35
           8.6   Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
           8.7   No Materially Adverse Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
           8.8   Compliance with Other Instruments, Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
           8.9   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
           8.10  No Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
           8.11  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
           8.12  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
           8.13  Licenses and Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
           8.14  Condition of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
           8.15  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
           8.16  Guaranty.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
           8.17  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

9.       AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
           9.1   Punctual Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
           9.2   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
           9.3   Notification of Defaults and Event of Default. . . . . . . . . . . . . . . . . . . . . . . . .   39
           9.4   Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
           9.5   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
           9.6   Maintenance of Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
           9.7   Maintenance of Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
           9.8   Records and Accounts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
           9.9   Inspection.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
           9.10  Notice of Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
           9.11  Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
           9.12  Depreciation Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
           9.13  Perform Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
           9.14  Comply with ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
           9.15  Environmental Compliance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

10.      CERTAIN NEGATIVE COVENANTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
           10.1  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
           10.2  Leverage Ratio of Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
           10.3  Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
           10.4  Maximum Secured Equipment Indebtedness of Company. . . . . . . . . . . . . . . . . . . . . . .   45
           10.5  Maximum Equipment Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
           10.6  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
           10.7  Consolidated Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

           10.8  Consolidated Cash Flow Coverage Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
           10.9  Consolidated Fixed Charge Coverage Ratio.  . . . . . . . . . . . . . . . . . . . . . . . . . .   45
           10.10 Limitations on Restricted Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
           10.11 Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
           10.12 Minimum Asset Composition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
           10.13 Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
           10.14 Investments in Parent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
           10.15 Mergers, Acquisitions, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
           10.16 Changes in Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
           10.17 ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

11.      EVENTS OF DEFAULT; ACCELERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

12.      NOTICE AND WAIVERS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
           12.1  Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
           12.2  Waivers of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

13.      REMEDIES ON DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
           13.1  Rights of Banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
           13.2  Setoff; Sharing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

14.      GUARANTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

15.      THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
           15.1  Appointment of Agent, Power and Immunities.  . . . . . . . . . . . . . . . . . . . . . . . . .   52
           15.2  Reliance by Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
           15.3  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
           15.4  Reimbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
           15.5  Documents and Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
           15.6  Non-Reliance on Agent and Other Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
           15.7  Continental and Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
           15.8  Notice to Holder of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
           15.9  Resignation or Removal of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
           15.10 Withholding Tax Forms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

16.      ASSIGNMENT; PARTICIPATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

17.      CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

18.      BINDING EFFECT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

19.      FEES AND EXPENSES; INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

20.      REMEDIES CUMULATIVE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

21.      FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

22.      SURVIVAL OF COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

23.      SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

24.      NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

25.      GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

26.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62

27.      ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62

28.      CONSENTS, AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62

29.      AGREEMENT AS TO BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63

 EXHIBIT A                 Form of Revolving Credit Note

 EXHIBIT B                 Form of Term Note

 EXHIBIT C-1               Form of Opinion of Ropes & Gray

 EXHIBIT C-2               Form of Opinion of Pierce, Atwood, Scribner Allen,
                           Smith & Lancaster

 EXHIBIT C-3               Form of Opinion of General Counsel to the Company

 EXHIBIT D                 Form of Compliance Certificate.

 EXHIBIT E                 Guaranty Agreement

 EXHIBIT F                 Form of Assignment and Acceptance

 EXHIBIT G                 Consent of Guarantor

 SCHEDULE 1.1              Applicable Margin

 SCHEDULE 1.2              Terms of Subordination

 SCHEDULE 8.12 Plans listed by the Company which could give rise to direct or contingent liabilities of the Company to the PBGC, the Department of Labor or the IRS.

 SCHEDULE 8.15             Subsidiaries

 SCHEDULE 9.12             Depreciation Schedules for all Depreciable Assets

                              AMENDED AND RESTATED
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


                 This AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of January 14, 1994, is among XTRA, INC., a Maine corporation (the "Company"), CONTINENTAL BANK N.A., a national banking association ("Continental"), NATIONAL WESTMINSTER BANK USA, a national banking association ("NatWest"), CORESTATES BANK, N.A., a national banking association ("CoreStates"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, national banking association ("Bank of America"), such other banks as may become parties to this Agreement from time to time in accordance with the provisions hereof (collectively, the "Banks", and each, singularly, a "Bank") and CONTINENTAL BANK N.A., as Agent (the "Agent").

                 WHEREAS, the parties hereto are parties to that certain Revolving Credit and Term Loan Agreement, dated as of October 2, 1992, as amended by a First Amendment to the Revolving Credit and Term Loan Agreement, dated as of November 25, 1992, as further amended by a Second Amendment to the Revolving Credit and Term Loan Agreement, dated as of May 27, 1993, as further amended by a Third Amendment to the Revolving Credit and Term Loan Agreement, dated as of September 30, 1993, as further amended by a Fourth Amendment to Revolving Credit and Loan Agreement, dated as of September 30, 1993 Agreement, as amended (the "Original Credit Agreement").

                 WHEREAS, the parties hereto desire to amend and restate the Original Credit Agreement to reflect the modifications set forth herein;

                 NOW, THEREFORE, the parties hereto agree as follows:

                 1. DEFINITIONS. The following terms shall have the meanings assigned to them below in this Section 1 or in the provisions of this Agreement and the exhibits referred to below:

                  ACQUIRED EQUIPMENT INDEBTEDNESS - with respect to any Person, all Indebtedness (including all Lease Obligations) of the Person in question if such Indebtedness (a) is Secured Equipment Indebtedness and (b) was incurred by another Person prior to the time the Person in question acquired the Transportation Equipment or leases of Transportation Equipment securing such Secured Equipment Indebtedness from such other Person or prior to the time the Person in question acquired such other Person (but only to the extent such Indebtedness does not exceed the fair value of the Transportation Equipment or leases of Transportation Equipment securing the Indebtedness at the time such Transportation Equipment, or Transportation Equipment leases or such other Person was acquired) and shall include all extensions, renewals and refinancings of such Indebtedness not in excess of the principal amount thereof outstanding immediately prior to such extension, renewal or refinancing.

                  ADJUSTED BASE RATE - as at any date of determination, an interest rate per annum equal to the sum of (i) the Base Rate then in effect, plus (ii) the Applicable Margin then in effect.

                  AGENT - see preamble.

                  AGREEMENT - this Amended and Restated Revolving Credit and Term Loan Agreement, including the exhibits and schedules hereto, as amended, supplemented or modified from time to time.

                  APPLICABLE MARGIN - with respect to Revolving Credit Loans and the Term Loans, the percentages set forth in SCHEDULE 1.1 attached hereto corresponding to the Type of Loan and, at any time of determination, the rating (or lack thereof) of the Company's long-term senior unsecured debt by Moody's and S&P (with the understanding that the term "rating" as used herein shall include "preliminary" or "indicative" senior debt ratings or their equivalents). Any change in the Applicable Margin resulting from a change in the rating of the Company's long-term senior unsecured debt shall become effective as of the fifth Business Day after the effective date of such change. In the event that the provisions of this definition result in excess amounts of interest being paid or additional amounts of interest being owed hereunder, any such excess amounts will be credited against interest payable on the next date interest would otherwise be payable hereunder and any additional amounts of interest owed will be payable on the next date interest would otherwise be payable hereunder.

                  APPLICABLE LENDING OFFICE - each Bank's Domestic Lending Office(s), except in the case of a Eurodollar Loan, each Bank's Eurodollar Lending Office(s).

                  ASSETS - with respect to any Person, all assets of such Person, as determined in accordance with generally accepted accounting principles.

                  ASSIGNMENT - see Section 16(a) hereof.

                  BALANCE SHEET DATE - September 30, 1993.

                  BANKS - see preamble.

                  BASE RATE - for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the next 1/8 of 1%) equal to the greater of
(a) the rate of interest announced from time to time by Continental at its head office as its "reference rate," as in effect on such day, or (b) the Federal Funds Effective Rate in effect on such day plus 1/2%. For purposes of this Agreement, any change in the Base Rate due to a change in Continental's "reference rate" shall be effective on the effective date of such change in Continental's "reference rate". If Continental shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of Continental to obtain sufficient quotes or publications in accordance with the terms hereof, the Base Rate shall be Continental's "reference rate" as in effect at the applicable time until the circumstances giving rise to such inability no longer exist.

                  BASE RATE LOAN - all or a portion of any Revolving Credit Loans or Term Loan hereunder, the rate on which is calculated by reference to the Adjusted Base Rate.

                  BASE RATE TERM LOAN - a Term Loan hereunder, the rate on which is calculated by reference to the Adjusted Base Rate.

                  BORROWING - the borrowing of a Revolving Credit Loan hereunder.

                  BORROWING DATE - the day on which a Revolving Credit Loan is made or is to be made to the Company.

                  BUSINESS DAY - any day on which commercial banking institutions in Boston, Massachusetts and Chicago, Illinois are open for the transaction of banking business, and, if the applicable Business Day relates to a Euro Rate, a day on which dealings are carried on in the Eurodollar interbank market used for the determination of the Euro Rate by the Bank.

                  CAPITALIZED LEASE - a lease the obligations under which are required to be capitalized and included in determining total liabilities in accordance with Financial Accounting Standard No. 13 of the Financial Accounting Standards Board as in effect on the Balance Sheet Date.

                  CASH - with respect to any Person, such Person's cash and cash equivalents, as defined in accordance with generally accepted accounting principles.

                  CASH FLOW - for any period and with respect to any Person, the sum of (a) Cash Flow From Continuing Operations of such Person for such period, PLUS (b) all Interest Charges of such Person for such period, PLUS
(c) all payments under Lease Obligations of such Person (other than payments in respect of obligations under Capitalized Leases) for such period.

                  CASH FLOW FROM CONTINUING OPERATIONS - for any period and with respect to any Person, cash flow from continuing operations of such Person for such period, as determined in accordance with GAAP as in effect on the Balance Sheet Date, LESS the aggregate amount of the cash portion of all charges as extraordinary items of expense (if any) made during such period.

                  CASH REQUIREMENTS - for any period and with respect to any Person, the sum of (a) the amount of Interest Charges of such Person for such period (but excluding imputed interest, accrued original issue discount and interest payable in kind), plus (b) the amount of payments (excluding optional prepayments) which were due under all Lease Obligations of such Person (other than payments in respect of obligations under Capitalized Leases) for such period, plus (c) the amount of all scheduled payments of principal on long-term Indebtedness of such Person (including current maturities of long-term Indebtedness) which are due and payable during such period pursuant to any agreement or instrument to which such Person is a party relating to the borrowing of money or the obtaining of credit (including any such principal payments on Lease Obligations which are obligations in respect of Capitalized Leases).

                  CODE - the Internal Revenue Code of 1986, as amended.

                  COMMITMENT - in relation to any Bank, such Bank's commitment to participate in the revolving credit facility provided under this Agreement upon the terms and subject to the conditions of this Agreement up to and including the amount set opposite its name below (such amount to be deemed reduced by the amount of any reductions of such Bank's Commitment in accordance with the terms of this Agreement), which Commitment shall, subject to the terms of Section 4.16 and 5.1 hereof, terminate on the last day of the Revolver
Period.

                 Bank                                       Commitment
                 ----                                       ----------
                 Continental Bank N.A.                      $30,000,000

                 National Westminster Bank USA              $10,000,000

                 CoreStates Bank, N.A.                      $25,000,000

                 Bank of America National Trust             $25,000,000
                 and Savings Association


                  COMMITMENT PERCENTAGE(S) - with respect to each Bank, the percentage set forth beside its name below (subject to adjustment permitted by he terms hereof):

                 Bank                                Commitment Percentage
                 ----                                ---------------------
                 Continental Bank N.A.                      33.3%

                 National Westminster Bank USA              11.1%

                 CoreStates Bank, N.A.                      27.8%

                 Bank of America National Trust             27.8%
                 and Savings Association


                  COMMITMENT TERMINATION DATE - December 31, 1995 (as such date may be extended pursuant to Section 4.16 hereof), or such earlier date as the Commitment terminates or is terminated in accordance with the provisions of this Agreement.

                  COMPLIANCE CERTIFICATE - see Section 9.2(a) hereof.

                  COMPANY - see preamble.

                  CONSENT OF GUARANTOR - see Section 6.8 hereof.

                  CONSOLIDATED OR CONSOLIDATED - with reference to each such term, that term as applied to the accounts of the Person in question and its Subsidiaries consolidated in accordance with generally accepted accounting principles, after eliminating all intercompany items.

                  CONTINENTAL - see preamble.

                  CONTRIBUTION OF CAPITAL - an amount equal to the aggregate net proceeds received by a Person from the issuance or in respect of its capital stock or upon cancellation of its indebtedness by the holders thereof in exchange for or in respect of capital stock of such Person.

                  CONTROLLED GROUP - all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code and Section 4001(a)(2) of ERISA.

                  CONVERT, CONVERSION, AND CONVERTED - refers to (i) the conversion of Base Rate Loans or Eurodollar Loans to Loans of another Type, and
(ii) conversion of Revolving Credit Loans to Term Loans on the Term Conversion Date.

                  DEFAULT(S) - see Section 11 hereof.

                  EFFECTIVE DATE - see Section 6 hereof.

                  ENVIRONMENTAL MATTER(S) - a release of any Hazardous Materials into the environment or the generation, treatment, storage or disposal of any Hazardous Material.

                  ENVIRONMENTAL LAWS - all environmental, health and safety laws, regulations, resolutions, and ordinances applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, including, without limitation: (i) all regulations, resolutions, ordinances, decrees, and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, whether issued by environmental regulatory agencies or otherwise, and (ii) all laws, regulations, resolutions, ordinances and decrees relating to Environmental Matters.

                  ENVIRONMENTAL LIABILITY - any liability under any applicable law for any release of a Hazardous Material caused by the seeping, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Material into the environment, and any liability for the costs of any clean-up or other remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over the Company or any of its Subsidiaries to prevent or minimize any actual or threatened release by the Company or any of its Subsidiaries of any Hazardous Material into the environment.

                  ENVIRONMENTAL PROCEEDING - any judgment, action, proceeding or investigation pending before any court or governmental authority, bureau or agency, including, without limitation, any environmental regulatory body, with respect to or threatened against or affecting the Company or any of its Subsidiaries or relating to the assets or liabilities of any of them, including, without limitation, in respect of any "facility" owned, leased or operated by any of them under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or under any state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any Hazardous Material into the environment, or with the generation, storage or disposal of any Hazardous Material.

                  EQUIPMENT INDEBTEDNESS - with respect to any Person, all Indebtedness of such Person except for Indebtedness secured by real property or improvements thereon, but for purposes of such exception, only to the extent that the amount of such excepted Indebtedness does not exceed the greater of the cost or appraised value of such real property and improvements at the time such excepted Indebtedness was incurred.

                  ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  EURO RATE - with respect to each Interest Period, the rate per annum equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which deposits in Dollars in immediately available funds are offered to the Agent for delivery on the first day of the applicable Interest Period in whatever Eurodollar interbank market may be selected by the Agent, in its sole discretion, acting in good faith, at or about 11:00 A.M., Chicago time, two Business Days prior to the first day of the applicable Interest Period for a period equal to the period of such Interest Period and in an amount substantially equal to the unpaid principal amount of any Eurodollar Loan except as provided in Section 4.4(b) hereof.

                  EURODOLLAR LENDING OFFICE - with respect to any Bank other than Continental, such office or affiliate of such Bank as that Bank may from time to time specify in writing to the Agent and the Company as its "Eurodollar Lending Office". With respect to Continental, Continental's head office, or such other office or affiliate of Continental as Continental may, from time to time, specify in writing to the Company as its "Eurodollar Lending Office".

                  EURODOLLAR LIABILITIES - has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  EURODOLLAR LOAN - all or a portion of any Revolving Credit or Term Loans, the interest rate on which is calculated by reference to the Eurodollar Rate.

                  EURODOLLAR RATE - with respect to any Interest Period applicable to each Eurodollar Loan, an interest rate per annum equal at all times during the Interest Period to the sum of (i) the Euro Rate, plus (ii) the Reserve Charge for such period, plus (iii) the Applicable Margin for such period.

                  EURODOLLAR TERM LOANS - all or any portion of any Term Loans, the interest rate on which is calculated by reference to the Eurodollar Rate.

                  EVENT(S) OF DEFAULT - see Section 11 hereof.

                  FEE LETTER AGREEMENT - the Fee Letter Agreement, dated as of January 14, 1994, between the Company and Continental.

                  FEDERAL FUNDS EFFECTIVE RATE - for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next-preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the next preceding Business Day. For purposes of this Agreement and the Notes, each change in the Base Rate due to a change in the Federal Funds Effective Rate shall take effect on the effective date of such change in the Federal Funds Effective Rate.

                  GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR GAAP - generally accepted accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as in effect on the Balance Sheet Date, (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles as in effect on the Balance Sheet Date have been properly applied, and (c) applied on a basis consistent with prior periods, provided that for purposes of the financial statements required to be delivered pursuant to Section 9.2 hereof and for purposes of the covenants in
Section 9.8 hereof, generally accepted accounting principles shall mean generally accepted accounting principles in effect from time to time.

                  GUARANTY - see Section 14 hereof.

                  HAZARDOUS MATERIAL - any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, or rule, ordinance, order, action or policy; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et sea.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; (iv) the presence of which would endanger the public health or the environment; (v) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (vi) without limitation, which contains polychlorinated biphenyls
(PCBs) or asbestos or urea formaldehyde foam insulation; or (vii) without limitation, which contains or emits radioactive particles, waves or material, including radon gas.

                  INDEBTEDNESS - (a) the principal of all indebtedness (i) for borrowed money or (ii) for the deferred purchase price of property unless the price thereof was payable in full within twelve months from the date on which the obligation was created or (iii) evidenced by notes, bonds or other instruments, (b) all Lease Obligations and (c) all guaranties and other contingent obligations in respect of the principal of Indebtedness of others; PROVIDED, HOWEVER, that Indebtedness shall not include Subordinated Indebtedness.

                  INDEPENDENT ACCOUNTANT - a firm of independent public accountants of national reputation selected by the Company or by Parent which is "independent" as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

                  INSTALLMENT AMOUNT - see Section 4.6 hereof.

                  INSTALLMENT PAYMENT DATE - see Section 3.1(c) hereof.

                  INTEREST CHARGES - for any period and with respect to any Person, the expenses (net of any interest income earned during such period) of such Person accrued for such period for interest (including, without limitation, imputed interest, accrued original issue discount and interest payable in kind) on all Indebtedness (including Indebtedness consisting of Lease Obligations in respect of Capitalized Leases but excluding Indebtedness consisting of Lease Obligations other than Capitalized Leases) and on all Subordinated Indebtedness, determined in accordance with generally accepted accounting principles.

                  INTEREST PAYMENT DATE - with respect to any Interest Period, the last day of such Interest Period.

                  INTEREST PERIOD - initially, the period commencing on the date a Revolving Credit Loan is made to the Company and ending one, two, three or six months thereafter as the Company may select pursuant to Section 2.2 hereof; thereafter, each subsequent Interest Period shall begin on the last day of the preceding Interest Period and shall end one, two, three or six months thereafter as the Company may select pursuant to Section 4.4 hereof. The number of days in each Interest Period and the particular day on which each Interest Period ends and the next begins shall be fixed by the Agent in accordance with the Agent's generally accepted practice in the applicable foreign currency deposits market; PROVIDED that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end, and the next Interest Period shall commence, on the next preceding or the next succeeding day which is a Business Day unless such Business Day falls in another calendar month, in which case such preceding Business Day, (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall, subject to CLAUSES (III) and (iv) below, end on the last Business Day of a calendar month, (iii) any Interest Period which begins prior to the Termination Date and which would otherwise end after the Termination Date shall end on the Termination Date, and (iv) if any Interest Period applicable to a Loan would, by virtue of CLAUSE (III) above, be less than, in the case of a Eurodollar Loan, one month, such Loan shall be made as a Base Rate Loan.

                  INTEREST PERIOD SELECTION NOTICE - see Section 4.4(a) hereof.

                  INVESTMENT - with respect to any Person, any loans, capital contributions, advances, transfers of assets (other than transfers for fair value as determined by the transferring Person in good faith) and any purchases and other acquisitions for consideration of evidences of indebtedness, capital stock or other securities. With respect to a parent corporation's investment in a Consolidated Subsidiary, "Investment" shall also include any retained earnings of such Subsidiary reflected on the Consolidated balance sheet of the parent and its Subsidiaries.

                  INVESTMENT EARNINGS - with respect to any Person, at any date as of which the amount thereof shall be determined, the amount of the net earnings of all Subsidiaries of such Person, which would be set forth on an income statement of such Person at such date as a result of such Person's equity interest in such Subsidiaries, determined in accordance with generally accepted accounting principles.

                  IRS - Internal Revenue Service.

                  LEASE OBLIGATION - with respect to any Person, all rental obligations under leases of property (other than electronic data processing and computer equipment and leases of office space by such Person) either (a) which are Capitalized Leases, or (b) if not Capitalized Leases, which are leases of equipment which had an initial term of more than three years (including any
renewal terms at the option of the lessor).   The amount of Lease Obligations
shall be equal to the aggregate value of rentals payable (other than rentals consisting of taxes, indemnities, maintenance items, replacements and other similar charges which are in addition to the basic financial rent for the use of the property) by the lessee thereof during the remaining term thereof, including periods of renewal at the option of the lessor, discounted to present value using the lessee's "incremental borrowing rate at the inception of the lease" in accordance with Financial Accounting Standard No. 13 of the Financial Accounting Standards Board in effect on the Balance Sheet Date.

                  LIABILITIES - with respect to any Person, an amount equal to the sum (without duplication) of (a) all liabilities of such Person, as determined as at the date as of which Liabilities are to be determined in accordance with generally accepted accounting principles, plus (b) all Indebtedness of such Person as at the date as of which Indebtedness is to be determined, plus (c) the aggregate amount of such Person's reimbursement obligations in respect of letters of credit, minus (d) the aggregate deferred income tax liability of such Person, minus (e) the aggregate amount of Subordinated Indebtedness of such Person.

                  LIENS - see Section 10.1 hereof.

                  LOAN DOCUMENTS - the Original Credit Agreement, this Agreement, the Notes, the Guaranty, the Consent of Guarantor, the Fee Letter Agreement and such other documents as the parties thereto designate in writing to be Loan Documents.

                  LOANS - collectively, the Revolving Credit Loans and Term Loans made or to be made by the Banks to the Company upon the terms and subject to the conditions contained in this Agreement and Loan means any one of such Loans.

                  MAJORITY BANKS - at the time any determination thereof is to be made, the Banks whose Commitments aggregate to at least 66% of the Total Commitment, or, if the Total Commitment has been terminated (pursuant to the terms of Section 11 hereof or otherwise), the holders of Notes evidencing at least 66% of the aggregate unpaid principal amount of the Loans.

                  MAXIMUM RATE - see Section 4.15 hereof.

                  MOODY'S - Moody's Investors Services, Inc. or any successor thereto performing the same function.

                  MULTI-EMPLOYER PLAN - a "Multi-employer Plan" as defined in
Section 4001(a)(3) of ERISA, and to which the Company or any member of a Controlled Group of which the Company is a member is making or is obligated to make, contributions or has made, or been obligated to make, contributions.

                  NET BOOK VALUE - with respect to Transportation Equipment of any Person (a) in the case of Transportation Equipment owned by such Person and leased by such Person as lessor under leases the rentals from which are carried as a finance lease receivable on the balance sheet of the Person in question in accordance with generally accepted accounting principles, the sum of (i) the net amounts carried as receivables on the balance sheet of such Person in respect of such leases, plus (ii) the residual value of all Transportation Equipment subject to such leases, all computed in accordance with generally accepted accounting principles, (b) in the case of other Transportation Equipment owned by such Person, the initial cost of the Transportation Equipment to such Person as carried on the balance sheet of such Person depreciated by such person in accordance with generally accepted accounting principles and in accordance with the depreciation schedule for such Transportation Equipment set forth on

SCHEDULE 9.12 attached hereto, (c) in the case of Transportation Equipment leased by such Person as lessee under a Capitalized Lease the amount shown on the asset side of the balance sheet of such Person in accordance with Financial Accounting Standard No. 13 adopted by the Financial Accounting Standards Board, as in effect on the Balance Sheet Date, in respect of such Transportation Equipment, and (d) in the case of Transportation Equipment leased by a Person as lessee under a lease which is not a Capitalized Lease but which is included as a Lease Obligation under this Agreement, the amount of such Lease Obligation.

                  NET EARNINGS AVAILABLE FOR INTEREST CHARGES - for any period and with respect to any Person, an amount equal to the sum of (a) Net Income of such Person for such period, plus (b) Interest Charges for such Person for such period, plus (c) the aggregate amount of all taxes accrued with respect to such period by such Person as determined in accordance with generally accepted accounting principles.

                  NET INCOME - the net income or loss, as the case may be, of a Person for any period as determined in accordance with generally accepted accounting principles, after eliminating all extraordinary items of income.

                  NET WORTH - with respect to any Person, at any date as of which the amount thereof shall be determined, the sum of the following amounts which would be set forth on a balance sheet of such Person at such date, determined in each case in accordance with generally accepted accounting principles: (a) the par value (or values stated on the books of such Person) of the capital stock of all classes of such Person other than capital stock held in the treasury of such Person, PLUS (b) the amount of the surplus, whether capital or earned, of such Person, PLUS (c) Subordinated Indebtedness of such Person, LESS (d) the amount which would be carried in the asset side of such balance sheet of such Person in respect of goodwill, trade names, trademarks, patents, unamortized debt issuance expense and other intangibles, less (e) any increase in the net book value of fixed assets arising from a revaluation thereof after September 30, 1993. For purposes of computation of the Net Worth of the Company for the covenants set forth in Sections 10.2 and 10.4 hereof, there shall also be deducted (i) that amount, if any, by which the aggregate amount of net inter- company loans ("Inter-Company Advances") from the Company to its Subsidiaries, to the Parent, to Subsidiaries of the Parent and to any affiliates of the Company or the Parent which are outstanding on such date of determination exceeds $40,000,000, and (ii) that amount, if any, by which the aggregate amount of Investments (other than Inter-Company Advances) of the Company in its Subsidiaries, in the Parent, in Subsidiaries of the Parent and in any affiliates of the Company or the Parent which are outstanding on such date of determination exceeds an amount equal to $120,000,000 PLUS the amount of any increase in or minus the amount of any decrease in the aggregate amount of Investments (if any) of the Company which is a result of changes in the retained earnings of Subsidiaries of the Company since December 31, 1992 (as reflected on the Consolidated balance sheet of the Company and its Subsidiaries); PROVIDED, HOWEVER, Inter-Company Advances or Investments (as measured by the lesser of their cost or fair market value) in capital stock or debt instruments of the Parent of a class which is publicly traded on a nationally recognized market and as to which there is an active trading market on the date of determination up to an aggregate amount of $10,000,000 shall not be included as Inter-Company Advances or Investments in computing the amounts described in clauses (i) or (ii) of this sentence.

                  NON USE FEE - see Section 5.2 hereof.

                  NOTES - collectively, the Revolving Credit Notes and the Term Notes.

                  NOTICE OF BORROWING - see Section 2.2 hereof.

                  NOTICE OF CONVERSION - see Section 4.1 hereof.

                  OBLIGATIONS - all unsatisfied indebtedness, obligations and liabilities to the Banks of the Company arising or incurred under this Agreement or in respect of the Loans made and any notes or other instruments at any time evidencing any of the foregoing, whether such be direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

                  ORIGINAL CREDIT AGREEMENT - see preamble.

                  OTHER TAXES - see Section 4.10(b) hereof.

                  PARENT - XTRA Corporation, a Delaware corporation.

                  PBGC - the Pension Benefit Guaranty Corporation created by
Section 4002 of ERISA and any successor entities having similar responsibilities.

                  PERSON - any individual, corporation (including a business trust), partnership, trust, unincorporated association, joint stock company or other legal entity or organization and any government or agency or political subdivision thereof.

                  PLAN - at any time an employee pension benefit plan as defined in Section 3(2) of ERISA (including Multi-employer Plans) and is either: (i) maintained by the Company or any member of the Controlled Group for employees of the Company or by the Company for any other member of such Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                  PREPAYMENT DATE - in relation to prepayment of Loans hereunder pursuant to the terms of Section 4.7 hereof, the date on which such prepayment is made or to be made.

                  PURCHASE MONEY EQUIPMENT INDEBTEDNESS - with respect to any Person, all Indebtedness of such Person which is Secured Equipment Indebtedness and which is incurred to finance the purchase of Transportation Equipment if such Indebtedness (a) shall have been incurred within 180 days of the acquisition of such Transportation Equipment by the Person whose Purchase Money Equipment Indebtedness is being determined and (b) does not exceed in principal amount the initial cost of such Transportation Equipment and shall include all extensions, renewals and refinancings of such Indebtedness not in excess of the principal amount thereof outstanding immediately prior to such extension, renewal or refinancing. The initial cost of Transportation Equipment may include, in addition to the purchase price thereof and the purchase price of all accessories and equipment installed thereon, all freight, delivery and handling charges, excise, sales and use taxes and all other amounts which may be capitalized and included in the cost of the equipment under generally accepted accounting principles.

                  REEMPLOYMENT PERIOD - see Section 4.6 hereof.

                  REGISTER - see Section 16(b) hereof.

                  REGULATION D - Regulation D of the Board of Governors of the Federal Reserve System and any successor regulation, in each case, as in effect from time to time.

                  RESERVE CHARGE - with respect to any Interest Period for any Eurodollar Loans, the reserve charge (which may be zero) on each Eurodollar Loan for the Interest Period thereof, calculated at an annual rate equal to the difference of (i) a fraction, the numerator of which is the Euro Rate (expressed as a decimal) and the denominator of which is one minus the Reserve Rate, MINUS (ii) the Euro Rate (as so expressed).

                  RESERVE RATE - with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Federal Reserve Board, for determining the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves) applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Federal Reserve Board which prescribes reserve requirements applicable to "Eurocurrency liabilities," as presently defined in Regulation D. Without limiting the effect of the foregoing, the Reserve Rate shall reflect any other reserves required to be maintained by the Agent against (i) any category of liabilities that includes deposits by reference to which the Euro Rate or Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans. For purposes of this Agreement, any Eurodollar Loans hereunder shall be deemed to be "Eurocurrency liabilities," as defined in Regulation D, and, as such, shall be deemed to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available to the Agent or the Banks from time to time under Regulation D.

                  RESTRICTED PAYMENT - with respect to any Person, any payment in cash, property, or other assets upon or in respect of any shares of any class of capital stock of the Company or Parent, including but not limited to, payments as dividends and payments for repurchasing any class of capital stock or making any other distribution in respect of any such shares of stock, excluding, however, any dividends which may be payable solely in common stock.

                  REVOLVER PERIOD - the period commencing on the date hereof and ending on December 31, 1995, subject to extension pursuant to Section 4.16 hereof.

                  REVOLVING CREDIT LOANS - any Loan made pursuant to Section 2 hereof.

                  REVOLVING CREDIT NOTES - see Section 2.3 hereof.

                  S&P - Standard & Poors Corporation or any successor thereto performing the same function.

                  SECURED EQUIPMENT INDEBTEDNESS - with respect to any Person, all Indebtedness which is secured by any Lien on Transportation Equipment or on leases of any such Transportation Equipment by the owner thereof and includes all Lease Obligations. Transportation Equipment which is subject to a lease or contract which is included as a Lease Obligation is deemed to secure the Indebtedness evidenced thereby.

                  SECURED INDEBTEDNESS - with respect to any Person, all Indebtedness which is secured by any Lien on any Asset of such Person or on leases of any such Assets by the owner thereof and includes all Lease Obligations of such Person.

                  SECURITY TRUSTEE - see Section 10.1 hereof.

                  SUBORDINATED INDEBTEDNESS - as of any date of determination thereof, that portion of Indebtedness of the Company or Parent which (i) does not in the aggregate exceed an amount equal to 30% of the sum of the amounts referred to in clauses (a) and (b) MINUS the amounts referred to in clauses
(d) and (e) as set forth in the
definition of Net Worth, and (ii) is expressly subordinated to the payment and performance of the Obligations upon substantially the terms set forth in
SCHEDULE 1.2 attached hereto, and (iii) is not due and payable within three
(3) years of such date of determination.

                  SUBSIDIARY - with respect to the Company or Parent, a corporation more than fifty percent (50%) of the voting stock of which is owned by the Company or Parent and/or one or more Subsidiaries of the Company or Parent.

                  TAXES - see Section 4.10(a) hereof.

                  TERM CONVERSION DATE - see Section 2.1 hereof.

                  TERM LOAN - see Section 3.1 hereof.

                  TERM LOAN NOTICE - see Section 3.1(b) hereof.

                  TERM NOTE - see Section 3.1(c) hereof.

                  TERM PERIOD - the period commencing on the first day following the last day of the Revolver Period and ending on the Termination Date.

                  TERMINATION DATE - December 31, 2000, subject to extension by a period of time equal to the number of days that the Revolver Period is extended pursuant to Section 4.16 hereof.

                  TOTAL COMMITMENT - the aggregate Commitments of the Banks at any time of determination thereof.

                  TRANSPORTATION EQUIPMENT - containers, trucks, tractors, trailers, chassis, cranes, portable ramps, lifting equipment, railroad rolling stock, modular office units and mobile office trailers, and includes all accessories and attachments thereto.

                  TYPE OF LOAN - any Loan bearing interest at the Eurodollar Rate or Adjusted Base Rate, as the case may be.

                  WELFARE PLAN - with respect to the Company or any member of a Controlled Group in which the Company is a member, at any time, an employee welfare benefit plan as defined in Section 3(1) of ERISA that is maintained for the employees of the Company or any member of a Controlled Group of which the Company is a member.

                 2.       THE REVOLVING CREDIT LOANS.

                          2.1      COMMITMENT TO MAKE REVOLVING CREDIT LOANS.
Upon the terms and subject to the conditions set forth in this Agreement, the Banks, in accordance with their respective Commitment Percentages, hereby severally agree to make Revolving Credit Loans to the Company from time to time on any Business Day during the period from the date hereof to the date the Total Commitment shall terminate (the "Term Conversion Date") as requested by the Company in an aggregate amount outstanding at any time not to exceed the amount of the Total Commitment. In no event shall the aggregate outstanding principal balance of all Revolving Credit Loans exceed the Total Commitment in effect at any one time. Each Borrowing shall be in a minimum amount of $1,000,000 or some greater integral multiple of $1,000,000. Subject to the terms of this Agreement, the Company may borrow, prepay pursuant to Section 4.7 and reborrow under this Section 2.1.

                          2.2      MAKING THE REVOLVING CREDIT LOANS.  (a) (i)
Each Borrowing of a Revolving Credit Loan under this Section 2 shall be made on notice given to the Agent from the Company not later than 11:00 A.M. (Chicago time) (1) on the date of the proposed Borrowing in the case of a proposed Borrowing comprised of Base Rate Loans, and (2) on the third Business Day prior to the date of the proposed Borrowing in the case of a proposed Borrowing of Eurodollar Loans. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, telex or cable, in each case confirmed immediately in the manner specified in Section 24 by the Company specifying therein (A) the requested date of such Borrowing, (B) the requested Type of Revolving Credit Loan comprising such Borrowing, (C) in the case of a Borrowing comprised of a Eurodollar Loan, the initial Interest Period for such Loan, and (D) the amount of such Borrowing. Notwithstanding anything to the contrary herein, the obligation of the Banks to make any and all Revolving Credit Loans hereunder is subject to the terms of Sections 4.4 and 4.5.

                          (ii)    A Notice of Borrowing with respect to a
Eurodollar Loan shall be irrevocable and binding on the Company.

                          (b)     If after giving a Notice of Borrowing the
Company fails to borrow any Eurodollar Loan on the date specified in such Notice of Borrowing, the Company shall indemnify the Banks against any loss or expense incurred by the Banks as a result of such failure, including, without limitation, any loss or expense incurred by the Banks as a result of such failure including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Banks to fund or maintain a Loan to be made by the Banks, including, without limitation, compensation as provided for in Section 4.6.

                          2.3      PROMISSORY NOTES. (a) The Indebtedness of
the Company resulting from the Revolving Credit Loans made to the Company shall be evidenced by separate promissory notes (the "Revolving Credit Notes") executed and delivered by the Company to each of the Banks on the date of this Agreement in substantially the form of EXHIBIT A attached hereto, representing the obligation of the Company to pay the applicable Bank an amount equal to the Total Commitment (as in effect on the date hereof), or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Banks to the Company hereunder, plus interest accrued thereon.

                          (b)     All Revolving Credit Loans made to the
Company by the Banks shall be recorded by the Banks on the Revolving Credit Notes and all payments made on account of principal thereof shall be similarly recorded. Any failure of a Bank or the Agent to record a transaction in a timely fashion shall not affect or impair the validity of any Obligation.

                          2.4      FUNDING OF REVOLVING CREDIT LOANS.  Not
later than 11:00 A.M. (Chicago time) on the Borrowing Date for any Revolving Credit Loan specified in the applicable Notice of Borrowing received by the Agent as set forth in Section 2.2, each of the Banks will make available to the Agent, in immediately available funds, such Bank's Commitment Percentage of the Revolving Credit Loan to be loaned by it on such Borrowing Date at the Agent's head office. Upon receipt from the applicable Bank of the amount of its Revolving Credit Loan, and subject to the provisions of Section 2.1 and upon fulfillment of the applicable conditions of Section 7, the Agent shall make available to the Company, in immediately available funds, the amount of funds so specified in the applicable Notice of Borrowing at the Agent's head office.

                 3.       TERM LOANS.

                          3.1      TERM CONVERSION DATE; TERM LOANS.  (a)
Subject to the terms conditions of this Agreement, and upon execution and delivery of the Term Notes, all outstanding Revolving Credit Loans shall automatically Convert into a Term Loan in an amount equal to the amount of the Revolving Credit Loans outstanding (a "Term Loan") on the Term Conversion Date.

                          (b)     The Company shall give the Agent irrevocable
notice (which must be received by the Agent prior to 11:00 A.M. (Chicago time) five Business Days prior to the Term Conversion Date) requesting that the Banks make the Term Loan on the Term Conversion Date. Such notice shall specify: (i) the amount of the Revolving Credit Loans outstanding and the amount thereof being requested to be converted into a Term Loan, (ii) the requested Type of Term Loan, and (iii) the length of the initial Interest Period in the case of a Eurodollar Rate Term Loan (the "Term Loan Notice"). Such Term Loan Notice shall be by telephone, telex or cable, in each case confirmed immediately in the manner provided in Section 24, by the Company. Promptly upon receipt of the Term Loan Notice, the Agent shall notify each of the Banks thereof.

                          (c)     The obligation of the Company to pay the Term
Loan and to pay interest thereon and other sums which may be payable with respect thereto shall be evidenced by separate promissory notes (the "Term Notes") substantially in the form of EXHIBIT B attached hereto, appropriately completed in accordance with this Section

3.1(c), payable to the order of each of the Banks. Each Term Note shall be in the principal amount equal to the payee-Bank's Commitment Percentage (as in effect on the Term Conversion Date) multiplied by the principal amount of the Term Loan, and shall be dated the Term Conversion Date. The Term Loan shall be payable in twenty (20) consecutive, substantially equal quarterly installments of principal, due and payable on the last Business Day of each three-month period following the Term Conversion Date (each an "Installment Payment Date") with a final maturity on the Termination Date, PROVIDED, that the last such installment shall in any case be in the amount necessary to repay in full the outstanding principal amount of the Term Loan, plus all accrued and unpaid interest thereon.

                          (d)     On the Term Conversion Date, the Company
shall pay to the Agent any accrued and unpaid fees payable to the Agent for the account of the Banks pursuant to Sections 5.2 hereunder.

                          (e)     Notwithstanding any provision to the contrary
contained herein, if on the Term Conversion Date the outstanding Revolving Credit Loans are not Converted to the Term Loan pursuant to the terms of
Section 4 hereof, the Revolving Credit Loans, plus all accrued and unpaid interest thereon shall be due and payable on the Term Conversion Date.

                 4.       CONVERSION, INTEREST, PAYMENTS AND COSTS.

                          4.1      CONVERSION OF LOANS. Subject to the terms
and conditions of this Agreement, notice given to the Agent not later than 11:00 A.M. (Chicago time) (a) in the case of Conversions into Base Rate Loans on the date of the proposed Conversion and (b) in the case of Conversions into Eurodollar Loans on the third Business Day prior to the date of the proposed Conversion, the Company may Convert, on any Business Day, Loans of one Type made to the Company into Loans of another Type, PROVIDED, HOWEVER, that any Conversion of Eurodollar Loans may be made only on the last day of the respective Interest Period for such Loans. Each such notice of Conversion (a "Notice of Conversion") shall, within the restrictions specified above, specify
(i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is to Eurodollar Loans, the duration of the initial Interest Period for such Loans. Each Notice of Conversion with respect to a Eurodollar Rate Loan shall be irrevocable and binding on the Company.

                          4.2      INTEREST. The Company shall pay interest on
the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until the Term Conversion Date, and on each Term Loan from the Term Conversion Date until such principal amount is paid in full, at such interest rates, and payable at such times as follows:

                          (a)     on Base Rate Loans, at the Adjusted Base
Rate, such interest to be payable quarterly in arrears on the last day of each December, March, June and September and on the Term Conversion Date and on the date the Base Rate Term Loans shall be paid in full; and

                          (b)     on Eurodollar Loans, at the Eurodollar Rate,
such interest to be payable on each Interest Payment Date, PROVIDED THAT if the duration of any such Interest Period is longer than three months, the Company shall pay the accrued interest on the last Business Day of each successive three-month period within such Interest Period and on the Interest Payment Date relating thereto.

                          4.3      OVERDUE PRINCIPAL AND INTEREST. Any amount
of principal of any Loan which is not paid when due (whether at stated maturity, by acceleration or otherwise) and, to the extent permitted by law, any amount of interest on any Loan which is not paid when due, shall bear interest from the date on which such amount shall have become due and payable by the Company until payment in full (whether before or after judgment), payable on demand, at a rate equal to 2% per annum above the rate of interest then applicable to such Loan.

                          4.4      INTEREST PERIOD SELECTION; ALTERNATIVE
INTEREST RATES. (a) Subject to Section 4.4(b) hereof, the Company shall have the option to select Interest Periods (i) in accordance with Section 2.2 with respect to the duration of the initial Interest Period of Revolving Credit Loans; (ii) in accordance with Section 4.1 with respect to the duration of a Converted Loan; and (iii) in accordance with Section 3.1 with respect to the duration of initial Term Loans. As to subsequent Interest Periods applicable to such Loans, the Company may select the duration of the Interest Period by giving notice (each an "Interest Period Selection Notice") to the Agent on the third Business Day prior to the first day of such subsequent Interest Period in the case of Eurodollar Loans. If no such notice is received with respect to an outstanding Loan, the Company shall be deemed to have elected to Convert the Loan into a Base Rate Loan.

                          (b)     The Company's ability to select Interest
Periods shall be limited to the extent necessary to insure that on any Installment Payment Date, the aggregate principal amount of Base Rate Loans then outstanding and the Eurodollar Loans then coming due on such date shall equal or exceed the principal installment then due on such Installment Payment Date.

                          (c)     In the event the Agent shall reasonably and
in good faith determine that, by reason of circumstances affecting the applicable Eurodollar interbank market, adequate and reasonable methods do not exist for ascertaining the Euro Rate which would otherwise be applicable during any Interest Period, the Agent shall forthwith give notice to the Company and the Banks of such determination as soon as the Agent has made such determination (which shall be conclusive and binding on the Company and the Banks). In such event: (i) any Notice of Borrowing, Notice of Conversion or Term Loan Notice with respect to any Eurodollar Loan shall be automatically converted into a request for a Base Rate Loan; (ii) each Eurodollar Loan will automatically, on the last day of the then current Interest Period thereof, Convert into a Base Rate Loan; and (iii) the obligations of the Banks to make Eurodollar Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall promptly notify the Company and the Banks.

                          4.5      ILLEGALITY OR IMPOSSIBILITY. Notwithstanding
any other provision of this Agreement, (a) if the introduction of or any change in any law or regulation (or change in the interpretation thereof) applicable to any Bank or its Eurodollar Lending Office shall make it unlawful, or any central bank or other governmental authority having jurisdiction over such Bank or its Eurodollar Lending Office shall assert that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Loans to the Company or to continue to fund or maintain Eurodollar Loans to the Company hereunder or (b) if the Majority Banks determine after making all reasonable efforts, that deposits of the relevant amount and for the relevant Interest Period for Eurodollar Loans to the Company are not available to such Banks in the relevant Eurodollar interbank market, then, on notice thereof by such Banks to the Agent and the Company, (i) the obligation of the Banks to the Company to make Eurodollar Loans and to Convert Loans into Eurodollar Loans shall terminate, and (ii) if it shall be unlawful for any Bank to continue to fund or maintain any outstanding Eurodollar Loan, within five Business Days after such Bank gives such notice of the unlawfulness of the funding or maintaining of such Loan, the Company shall prepay in full all such Eurodollar Loans then outstanding, together with interest accrued thereon, unless the Company elects to Convert all its outstanding Eurodollar Loans to Loans of another Type.

                          4.6      INDEMNIFICATION. If, due to payments or
Conversions to Types of Loans made by the Company pursuant to this Agreement or due to acceleration of the maturity of the Loans pursuant to Section 11 or due to any other reason, including, without limitation, the events specified in
Section 4.5, a Bank receives payments of principal of a Eurodollar Rate Loan, or is subject to Conversion of a Eurodollar Rate Loan into another Base Rate Loan other than on the last day of an Interest Period relating thereto, or the Company fails to borrow or Convert (as the case may be) any amount after an irrevocable request therefor, the Company shall, upon demand by such Bank, pay to such Bank any amounts required to compensate such Bank for any losses, costs or expenses which it may reasonably incur as a result of such payment, Conversion or failure to borrow, as the case may be, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Loans. Such compensation shall include, without limitation, an amount calculated as follows:

                          (i) First, such Bank shall determine the amount by which (A) the total amount of interest which would have otherwise accrued hereunder (calculated at the rate of interest otherwise in effect LESS the Applicable Margin) on each installment of principal so paid or not borrowed, during the period beginning on the date of such payment or failure to borrow and ending on the date such installment would have been due (the "Reemployment Period"), exceeds (B) the total amount of interest which would accrue, during the Reemployment Period, on any readily marketable bond or other obligation of the United States of America designated by such Bank in its sole discretion at or about the time of such payment, such bond or other obligation of the United States of America to be in an amount equal (as nearly as may be) to the amount of principal so paid or not borrowed and to have a maturity comparable to the Reemployment Period, and the interest to accrue thereon to take account of amortization of any discount from par or accretion of premium above par at which the same is selling at the time of designation. Each such amount is hereafter referred to as an "Installment Amount".

                          (ii) Second, each Installment Amount shall be treated as payable as of the date on which the related principal installment would have been payable by the Company had such principal installment not been prepaid or not borrowed.

                          (iii) Third, the amount to be paid on each such date
                 shall be the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same annual interest rate as that payable upon the bond or other obligation of the United States of America designated as aforesaid by such Bank.

                          4.7      PREPAYMENTS. (a) The Company may, on any
Business Day, upon written notice given by the Company to the Agent not less than (x) three days prior to the proposed Prepayment Date in the case of a prepayment of Eurodollar Loans, and (y) one day prior to the proposed Prepayment Date in the case of a prepayment of Base Rate Loans, prepay the outstanding aggregate principal amount of a Type of Loan extended to the Company, in whole at any time, or ratably part from time to time, with accrued interest to the date of such prepayment on the principal amount prepaid; PROVIDED, HOWEVER, that: (i) each partial prepayment shall be in a minimum amount of $1,000,000 or some greater integral multiple of 1,000,000 or any lesser amount which prepays in full the outstanding principal amount of such Type of Loan, and (ii) if any such prepayment of Eurodollar Rate Loans shall be made on any day other than the last day of any

Interest period applicable thereto, the Company shall indemnify the Banks as provided in Section 4.6.

                          (b)     Each partial prepayment of principal of the
Term Loans shall be applied to an installment or installments of principal of the Term Loans in the inverse order of their maturity.

                          (c)     If, at any time, the aggregate principal
amount of all Loans then outstanding exceeds the Total Commitment then in effect, the Company shall immediately prepay an aggregate principal amount of such Loans to the Agent, for the account of the Banks in proportion to the then outstanding principal amount of each Bank's Loans, in an amount at least equal to such excess, with accrued interest to the date of the prepayment on the principal amount prepaid. Notwithstanding the foregoing, at no time shall the Company request a Revolving Credit Loan or Revolving Credit Loans which, if consummated, would cause the aggregate principal amount of all Revolving Credit Loans then outstanding (and after giving effect to the refinancing of any Revolving Credit Loan with any other Revolving Credit Loan) to exceed the Total Commitment then in effect.

                          4.8      PAYMENTS AND COMPUTATIONS.  (a) The Company
shall make each payment to be made by it hereunder not later than 12:00 noon Chicago time on the day when due in lawful money of the United States of America to the Agent, at its address set forth in Section 24 in immediately available funds. Promptly after receipt the Agent will cause to be distributed like funds relating to the payment of principal or interest in respect of Revolving Credit Loans, the Term Loans or fees (other than fees to be retained by the Agent for its own account pursuant to the terms of this Agreement) ratably to the Banks, in accordance with their applicable shares of such payments, for the account of the respective Applicable Lending Offices, and like funds relating to the payment of any other amounts payable to any Bank separately to such Person for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. The Agent shall be entitled to debit any general account of the Company with the Agent in the amount of any payment to be made by the Company when due in order to effect timely payment thereof; PROVIDED, HOWEVER, that, the Agent shall promptly notify the Company that its account has been so debited.

                          (b)     Except for computations of interest on Base
Rate Loans and fees (which shall be made on the basis of a year of 365 or 366 days, as the case may be), all computations hereunder shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed. The outstanding amount of the Loans as reflected on the Agent's records from time to time shall be presumed to be correct and binding on the Company unless within ten (10) days after receipt by the Company of any notice from the Agent of such outstanding amount, the Company notifies the Agent to the contrary.

                          (c)     Any change in the rate of interest payable
hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective. The Agent will promptly notify the Company and the Banks of each change in the Base Rate. Any change in the rate of interest payable hereunder resulting from a change in the Consolidated Leverage Ratio shall become effective retroactive to the end of the fiscal quarter for which the Compliance Certificate reflecting such change is furnished to the Agent.

                          (d)     Each determination of an interest rate by the
Agent pursuant to this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

                          (e)     Whenever any payment to be made hereunder
shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (except as provided in the definition of Interest Period), and such extension of time shall in such case be included in the computation of any payment of interest or fees, as the case may be.

                          4.9      PAYMENT TO BE FREE OF DEDUCTIONS.  All
payments by the Company hereunder shall be made without set-off or counterclaim and free and clear of and without deduction unless the Company is required by law to make such deductions. If any such obligation is imposed upon the Company with respect to any amount payable by it hereunder, it will pay to each affected Bank, on the date on which such amount becomes due and payable hereunder, such additional amount as shall be necessary to enable such Bank to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Company.

                          4.10     TAXES.  (a) Any and all payments by the
Company hereunder and under the Fee Letter Agreement, including principal, interest, the Non Use Fee, and any other payments hereunder, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of a Bank, taxes imposed on its net income and franchise taxes imposed on it except in a jurisdiction in which such Bank is not doing any business except making loans to the Company hereunder (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to a Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.10) such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and
(iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Each Bank agrees that if, after the payment by the Company of any such additional amount, any amount identifiable as a part thereof is subsequently recovered or used as a credit by such Bank, such Bank shall reimburse the Company to the extent of the amount so recovered or used. A certificate of any officer of such Bank setting forth the amount of such Tax or recovery or use and the basis therefor shall, in the absence of manifest error, be conclusive. The provisions of the first sentence and clause (ii) of the second sentence of this SECTION 4.10(A) shall not apply to any Bank which fails to comply with the provisions of SECTION 15.10 hereof.

                          (b)     In addition, the Company agrees to pay any
present or future stamp or documentary taxes or any other excise or property taxes, or any Federal, state or local tax or charges or similar levies payable in respect of the issuance of the Notes, EXCLUDING taxes imposed on a Bank by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and, in the case of a Bank, taxes imposed on its net income and franchise taxes imposed on it which arise from any payment made by it hereunder or from the execution, delivery or registration of, or otherwise with respect to this Agreement (hereinafter referred to as "Other Taxes") except in a jurisdiction in which such Bank is not doing any business except making loans to the Company hereunder.

                          (c)     The Company will indemnify each Bank and the
Agent on demand for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Company under this Section 4.10) paid by such Bank or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted, provided, that the Company shall have the right to contest, reasonably and in good faith to the appropriate governmental authorities, whether such Taxes or Other Taxes were correctly or legally asserted if the Company has set as aside on its books provisions reasonably adequate for the payment of such Taxes or Other Taxes. Such Bank shall promptly notify the Company of Taxes or Other Taxes or the filing of a tax return which creates liability for Taxes or Other Taxes for which the Company has an obligation of indemnification hereunder.

                          (d)     Within 30 days after the date of any payment
of Taxes by the Company, the Company will furnish to each Bank, at its respective address referred to in Section 24 hereof, the original or a certified copy of a receipt evidencing payment thereof.

                          (e)     Without prejudice to the survival of any
other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 4.10 shall survive the payment in full of principal and interest hereunder.

                          4.11     ADDITIONAL AMOUNTS PAYABLE ON ACCOUNT OF
CREDIT FACILITIES. If any Bank shall have determined that any present or future applicable law, rule, regulation, guideline, directive or request (whether or not having force of law) regarding capital requirements for banks or bank holding companies, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any of the foregoing, imposes or increases a requirement by such Bank to allocate capital resources to such Bank's commitment to make, or to such Bank's maintenance of, loans hereunder, which has or would have the effect of reducing the return on such Bank's capital to a level below that which such Bank could have achieved (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming full utilization of such Bank's capital) but for such applicability, change, interpretation, administration or compliance, by any amount deemed by such Bank to be material, such Bank shall promptly after its determination of such occurrence give notice to the Company of (i) the occurrence thereof, and (ii) the additional amount payable by the Company which in such Bank's reasonable determination will compensate such Bank for such reduction and, subject to the further terms of this paragraph, such amount shall be due and payable by the Company to such Bank at the time of such notice. If, at the time of notice to the Company that amounts are due under this Section 4.11, the Company and such Bank disagree as to the amounts payable, then the Company and such Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Bank for such reduction. If the Company and such Bank are unable to agree to such adjustment, then, unless the Total Commitment shall have been terminated and any amount on which adjustments are to be made under this Section 4.11 have been prepaid in full, as the case may be, commencing on the thirty first day following such notice (but not earlier than the effective date of any such applicability, change, interpretation, administration or compliance), the fees payable hereunder shall increase by an amount which will, in such Bank's reasonable determination, compensate such Bank for such reduction, such Bank's determination of such amount to be conclusive and binding on the Company, absent manifest error. In determining such amount, such Bank may use any reasonable methods of averaging, allocating or attributing such reduction among its customers.

                          4.12     ADDITIONAL COSTS AND EXPENSES; RESERVE
REQUIREMENTS. (a) Anything herein to the contrary notwithstanding, if any present or future applicable law (which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall:

                          (i) impose or increase or render applicable any special deposit or reserve or similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Company hereunder) against assets held by, or deposits in or for the account of, or loans by an office of such Bank with respect to such Bank's commitment to make Loans bearing interest based on the Eurodollar Rate or such Bank's Loans bearing interest based on the Eurodollar Rate; or

                          (ii) impose on such Bank any other condition or requirement (not already provided for in the calculation of any amounts payable by the Company hereunder) with respect to such Bank's commitment to make Loans bearing interest based on the Eurodollar Rate or such Bank's Loans bearing interest based on the Eurodollar Rate or any class of loans of which any of the Loans bearing interest based on the Eurodollar Rate forms a part, and the result of any of the foregoing is:

                          (A)     to increase the cost to such Bank
                          attributable to the making, funding or maintaining of loans bearing interest based on the Eurodollar Rate; or

                          (B) to reduce the amount of principal, interest or other amount payable to such Bank hereunder; or

                          (C) to require such Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank from the Company hereunder, then, and in each such case, the Company will, upon demand made by such Bank at any time and from time to time as often as the occasion therefor may arise, pay to such Bank such additional amounts as will be sufficient, in the good faith opinion of such Bank, to compensate such Bank for such additional costs, reduction, payment or foregone interest or other sum.

                          4.13     FAILURE TO MAKE FUNDS AVAILABLE.  (a) The
failure or refusal of any of the Banks to make available to the Agent that portion of a Revolving Credit Loan to be made by such Bank shall not relieve any other Bank from its obligations hereunder to fund such Revolving Credit Loan in the amount of its Commitment Percentage of the Revolving Credit Loan requested, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Credit Loan to be made by such other Bank.

                          (b)     The Agent may (unless notified to the
contrary by a Bank prior to a Borrowing Date) assume that each Bank has made available to the Agent on such Borrowing Date such Bank's applicable portion of the Revolving Credit Loans to be made on such Borrowing Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Agent on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for Federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount equal to such Bank's applicable portion of such borrowing, TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's applicable portion of such borrowing shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing.

                          (c)     The Commitments and the other obligations of
the Banks under this Agreement are several and are not joint or joint and several.

                          4.14     PREPAYMENT OF EURODOLLAR LOANS.  When any
prepayment of any Loan is made under this Agreement, the Company may specify that such prepayment shall be applied to Eurodollar Loans or Base Rate Loans. Upon any prepayments by the Company pursuant to this Section 4.14 of any Loans which are Eurodollar Rate Loans on any date other than the last day of the Interest Period relating thereto (whether such prepayment is optional or mandatory or as a consequence of acceleration pursuant to Section 11 or otherwise), the Company shall, upon demand made by any Bank at any time, pay to such Bank the additional amounts, if any, determined in accordance with the provisions of Section 4.6, which shall be in addition to all other amounts payable under this Agreement as a result of such prepayment. In the event there are Eurodollar Loans outstanding on the Term Conversion Date with corresponding Interest Periods which expire after the Term Conversion Date, the Company's failure to Convert such Eurodollar Loans on the Term Conversion Date into Term Loans which are Eurodollar Loans shall constitute a prepayment of Eurodollar Loans under this Section 4.14.

                          4.15     INTEREST LIMITATION.  Notwithstanding any
other term of this Agreement or the Notes or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under the Notes by any Bank, shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest (the "Maximum Rate") which could lawfully be charged or collected under law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor the Maximum Rate, and any term of this Agreement or the Notes or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph. If, in any month, the effective interest rate on any amounts owing pursuant to this Agreement, the Notes or any of the other documents referred to herein or therein, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, and if in the future months, such effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate for such month shall be increased to the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Company's Obligations pursuant to this Agreement or the Notes, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued had the interest not been limited hereby to the Maximum Rate, then the Company shall, to the extent permitted by such applicable federal, state or other law, pay to the Banks hereunder or under the Notes an amount equal to the excess, if any, of (i) the lesser of (A) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect with respect to the Obligations hereunder or under the Notes and (B) the amount of interest which would have accrued had the effective interest rate applicable not been limited hereunder by the Maximum Rate over (ii) the amount of interest actually paid or accrued under this Agreement.

                          4.16     EXTENSION OF REVOLVER PERIOD.  Upon (i) the
written request of the Company to the Agent and (ii) the written consent of all the Banks (such consent to be given at the sole discretion of each Bank), the Revolver Period may be extended for such period of time as the Banks and the Company may agree upon. Promptly after the Agent's receipt of any such request, the Agent shall notify the Banks of the submission thereof by the Company.

                 5.       FEES; REDUCTION OF TOTAL COMMITMENT.

                          5.1      REDUCTION AND TERMINATION OF COMMITMENT OF
THE COMPANY. The Company may, at any time and from time to time, permanently reduce ratably in part (in multiples of $5,000,000) or terminate in whole the unused portion of the Total Commitment (as in effect at such time) on not less than three Business Days' notice in writing or telegraphic or telephonic notice to the Agent, confirmed in the manner provided in Section 24 in writing to the Agent. At the time of reduction or termination of the Total Commitment, as the case may be, the Company shall pay to the Agent, for the account of the Banks in proportion to the then outstanding principal amount of each Bank's Loans, the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Loans exceeds the then reduced or terminated Total Commitment. Subject to the terms of Section 4.6 hereof, any such termination or reduction may be effected by the Company without penalty. No termination or reduction of the Commitment by the Company shall be subject to reinstatement.

                          5.2      NON USE FEE.  The Company agrees to pay to
the Agent, for the account of the Banks in accordance with their respective Commitment Percentages a non use fee (the "Non Use Fee") during the period from the Effective Date until the Term Conversion Date at the rate set forth in
SCHEDULE 1.1 attached hereto corresponding to the rating (or lack thereof) of the Company's long-term unsecured debt by Moody's and S&P (with the understanding that the term "rating" as used herein shall include "preliminary" or "indicative" senior debt ratings or their equivalents). The Non Use Fee shall be calculated based on the daily average amount during each calendar quarter or portion thereof by which the Total Commitment exceeded the sum of the aggregate principal balance of Revolving Credit Loans outstanding. The Non Use Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year for the immediately preceding calendar quarter or portion thereof then ended, commencing on March 31, 1994 and ending on the Term Conversion Date. Any change in the Non Use Fee resulting from a change in the rating of the Company's long-term senior unsecured debt shall become effective as of the fifth Business Day after the effective date of such change. In the event that the provisions of this definition result in excess amounts of Non Use Fees being paid or additional amounts of Non Use Fees being owed hereunder, any such excess amounts will be credited against Non Use Fees payable hereunder and any additional Non Use Fees owed will be payable on the next date Non Use Fees would otherwise be payable hereunder, PROVIDED, HOWEVER, that all Non Use Fees shall be payable no later than the earlier to occur of the Termination Date and the Term Conversion Date.

                 6. EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS. This Agreement shall not become effective unless and until the date (the "Effective Date") that each of the conditions precedent specified in this Section 6 is satisfied. The execution of this Agreement by all parties hereto shall indicate that the conditions precedent specified in this Section 6 have been satisfied:

                          6.1      LOAN DOCUMENTATION.  The Company shall have
executed and delivered to the Agent this Agreement and the Revolving Credit Notes. The Agent shall have received the following documents in form and substance satisfactory to the Agent and its special counsel: (i) a certificate of the Clerk or an Assistant Clerk of the

Company certifying (A) the votes of the Board of Directors of the Company approving this Agreement and the Notes and the transactions contemplated thereby, (B) the by-laws (or the equivalent thereof) of the Company, and (C) the names and true signatures of the officers of the Company authorized to sign the Loan Documents to which the Company is a party; (ii) the certified Charter documents of the Company and a legal existence certificate with respect to the Company, in each case issued by the Secretary of State of the State of Maine;
(iii) a favorable opinion of Ropes & Gray, special counsel to the Company and the Parent, addressing the matters set forth in EXHIBIT C-1 attached hereto, a favorable opinion of Pierce, Atwood, Scribner, Allen, Smith & Lancaster, special Maine counsel to the Company, addressing the matters set forth in EXHIBIT C-2 attached hereto, and a favorable opinion of the Vice President and General Counsel of the Company and the Parent, addressing the matters set forth in EXHIBIT C-3 attached hereto; and (iv) all documents evidencing other necessary corporate action and governmental approvals, if any, for the execution, delivery and performance by the Company of the Loan Documents to which it is a party.

                          6.2      REPRESENTATIONS AND WARRANTIES.  The
representations and warranties contained in Section 8 hereof shall be correct in all respects as of the Effective Date.

                          6.3      PERFORMANCE; NO DEFAULT.  The Company shall
have performed and complied with all terms and conditions herein required to be performed or complied with by it prior to or at the Effective Date, and on the Effective Date there shall exist no Default or Event of Default. The Banks shall have received a closing certificate dated the Effective Date, in form and substance satisfactory to the Banks, in which the Company certifies that the conditions precedent set forth in Sections 6.3 and 6.4 hereof were satisfied at and as of the Effective Date.

                          6.4      CORPORATE ACTION.  All corporate action
required by law which is necessary for the valid execution, delivery and performance by each of the Company and Parent of each of the Loan Documents to which such Person is a party and for consummation by the Company of the transactions contemplated herein and therein shall have been duly and effectively taken.

                          6.5      PROCEEDINGS AND DOCUMENTS.  All proceedings
in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in substance and in form to the Agent and to its special counsel, and both shall have received all information and such counterpart originals or certified or other copies of such documents and such other approvals, opinions or documents as they may reasonably request.

                          6.6      NO MATERIAL ADVERSE CHANGE.  No material
adverse change shall occur, in the judgment of the Agent, in the business, assets, financial condition or prospects of the Company or the Parent.

                          6.7      OTHER CONSENTS AND APPROVALS.  The Agent
shall have received waivers or consents from any source reasonably requested by it, in form satisfactory to the Agent and its special counsel, in connection with the transaction contemplated by this Agreement.

                          6.8      CONSENT OF GUARANTOR.  Parent shall have
duly executed and delivered the consent of Parent substantially in the form of EXHIBIT G hereto (the "Consent of Guarantor") to the Agent and the Guaranty shall continue to constitute the legally binding obligation of Parent, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally, and by general principles of equity. The Agent shall have received the following documents in form and substance satisfactory to the Agent and its special counsel: (i) a certificate of the Secretary or an Assistant Secretary of Parent certifying (A) the votes of the Board of Directors of Parent or its Executive Committee approving the Consent of Guarantor, (B) the by-laws (or the equivalent thereof) of Parent, and (C) the names and true signatures of the officers of Parent authorized to sign the Consent of Guarantor; (ii) the certified Charter documents of Parent and legal existence certificate with respect to Parent, in each case issued by the Secretary of State of the State of Delaware and (iii) all documents evidencing other necessary corporate action and governmental approvals, if any, for the execution, delivery and performance by Parent of the Guaranty.

                          6.9      FEES AND EXPENSE.  The Agent shall have
received all fees in accordance with the terms of the Fee Letter Agreement and the other fees and expenses required to be paid by the Company pursuant to
Section 19 hereof.

                          6.10     DEBT RATING.  The Company shall have
notified the Agent of the Company's long-term senior unsecured debt rating by Moody's and S&P.

                 7. CONDITIONS OF BORROWING. The obligation of the Banks to make Loans to the Company on any Borrowing Date or the Term Conversion Date is subject to satisfaction of the following conditions precedent:

                          7.1      REPRESENTATIONS AND WARRANTIES.  The
representations and warranties contained in Section 8 and otherwise made by the Company in connection with the transactions contemplated by this Agreement subsequent to the Effective Date shall have been correct in all material respects as of the date on which made and shall also be correct in all material respects at and as of the date of the Loan with the same effect as if made at and as of such time, except to the extent that the facts upon which such representations and warranties are based may be changed by the transactions permitted or contemplated hereby and except to the extent that such representations and warranties relate expressly to an earlier date.

                          7.2      PERFORMANCE; NO DEFAULT.  The Company shall
have performed and complied with all terms and conditions herein required to be performed or complied with by it prior to or at the time of the Loans and at the time of the Loans there shall exist no Default or Event of Default, and no Default or Event of Default shall be created upon consummation of the Loans.

                          7.3      NOTICES.  The Agent shall have received a
Notice of Borrowing from the Company as required by Section 2.2 hereof or a Term Loan Notice as required by Section 3.1 hereof. Each submission by the Company to the Agent of a Notice of Borrowing or a Term Loan Notice with respect to a Loan and the acceptance by the Company of the proceeds of each such Loan shall constitute (i) a representation and warranty by the Company as of the Borrowing Date of each subsequent Loan or the Term Conversion Date that all of the conditions contained in this Section 7 have been satisfied and (ii) a reaffirmation that each of the representations and warranties of the Company contained in this Agreement and all of the other Loan Documents to which the Company is a party is true and correct in all material respects at and as of the Borrowing Date of each subsequent Loan except as otherwise provided in
Section 7.1. hereof.

                 8. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Banks that:

                          8.1      CORPORATE EXISTENCE AND GOOD STANDING.  The
Company and each Subsidiary, (i) are corporations duly organized, validly existing and in good standing under the laws of the respective jurisdictions in which they are incorporated, (ii) have corporate power to own their property and conduct their respective businesses as now conducted and as presently contemplated, and (iii) are duly qualified to do business and in good standing as foreign corporations in each jurisdiction where the conduct of their business or the nature of their assets require such qualification and as to which failure so to be qualified would have a materially adverse effect upon the business or operations of the Company and its Subsidiaries taken as a whole.

                          8.2      CORPORATE POWER; CONSENT; ABSENCE OF
CONFLICT WITH OTHER AGREEMENTS. The execution, delivery and performance of this Agreement and the Notes by the Company and the borrowings and transactions contemplated hereby:

                          (a) are within the corporate powers of the Company, have been duly authorized by all necessary corporate action, and do not and will not contravene any provision of law applicable to it or any contractual restriction binding on or affecting it;

                          (b) do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of such instruments and borrowings which is required by law or the regulation of any such agency or authority except for those which have been duly obtained or made and are in full force and effect, and are not in contravention of the terms of the Company's charter documents or by-laws, or any amendment thereof, and are not in contravention of the terms of any Subsidiary's charter or by-laws, or any amendment thereof;

                          (c) will not conflict with or result in any breach or contravention of or the creation of any lien (other than liens permitted under Section 10.1 hereof) under any indenture, agreement, lease, instrument or undertaking to which the Company or any Subsidiary is a party or by which it is bound and which is material to the Company and its Subsidiaries taken as a whole; and

                          (d) are and will be duly executed, valid and legally binding obligations of the Company and are and will be enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights.

                          8.3      TITLE TO PROPERTIES.  The Company and each
Subsidiary has good and valid title to all properties, assets and rights of every name and nature now purported to be owned by it which are material to the business of the Company and its Subsidiaries, on a consolidated basis, free from all defects, liens, charges and encumbrances whatsoever other than insubstantial defects in title which do not materially detract from the value or impair the use of the affected properties and liens, charges or encumbrances permitted under Section 10.1 hereof. The Company and its Subsidiaries possess all patents, patent applications, patent licenses, copyrights, trademarks, service marks and trade names and rights with respect to the foregoing necessary for the conduct of the businesses of the Company and its Subsidiaries substantially as now conducted without any known conflict with the rights of others except conflicts which are not in the aggregate material to the business of the Company and its Subsidiaries, on a consolidated basis.

                          8.4      FINANCIAL STATEMENTS.  The Company has
furnished to the Banks the following: (a) (i) consolidated balance sheet as at September 30, 1993 and related consolidated statements of operations, stockholders' equity and cash flows of Parent and its Subsidiaries for the fiscal year then ended, all certified by Parent's Independent Accountants, (ii) consolidating balance sheet as at September 30, 1993 and related consolidating statement of operations of Parent and its Subsidiaries, (iii) consolidated and consolidating balance sheets as at September 30, 1993 of the Company and its Subsidiaries, and related statement of operations, and (b) as at the Balance Sheet Date or for the fiscal period then ended (i) a consolidated balance sheet and related consolidated statements of operations, stockholders' equity and cash flows of Parent and its Subsidiaries, (ii) a consolidating balance sheet and consolidating related statement of operations of Parent and its Subsidiaries for the portion of the fiscal year then ended and (iii) consolidated and consolidating balance sheets and statement of operations of the Company and its Subsidiaries. The balance sheets, statements of operations, stockholders' equity and cash flows described above (i) have been prepared in conformity with GAAP applied on a consistent basis throughout the periods specified except where such principles are inconsistent with the applicable provisions of regulatory authorities having jurisdiction in the premises (and such exception has been noted to the Banks and explained in reasonable detail in the applicable statements), and (ii) present fairly the financial position of Parent and its Subsidiaries and the Company and its Subsidiaries as at the dates thereof subject, with respect to unaudited statements, to year end audit adjustments.

                          8.5      HOLDING COMPANY AND INVESTMENT COMPANY ACTS.
Neither the Company nor any Subsidiary is a "registered holding company" or a "subsidiary company" of a "registered holding company", or any "affiliate" of a "registered holding company" or of a "subsidiary company" of a "registered holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the Company nor any Subsidiary is a "registered investment company" or an "affiliated company" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

                          8.6      LITIGATION.  There is no action, suit,
investigation or proceeding pending, or to the knowledge of its officers, threatened against the Parent or any Subsidiary before any court or administrative agency which, by itself or taken together with other such litigation, involves an amount not covered by insurance material to the Parent and its Subsidiaries, on a consolidated basis, nor is any substantial basis for any such litigation known to exist.

                          8.7      NO MATERIALLY ADVERSE CONTRACTS.  Neither
the Parent nor any of its Subsidiaries (including the Company) is subject to any indenture, bond, note, agreement or charter, corporate or other legal restriction, or any judgment, decree, order, rule, ordinance, resolution or regulation which could have a materially adverse effect on the business, assets or financial condition of the Parent and its Subsidiaries, on a consolidated basis. Neither the Parent nor any of its Subsidiaries is a party to any contract or agreement which has or is expected to have any materially adverse effect on the business of the Parent and its Subsidiaries, on a consolidated basis, except as reflected in adequate reserves.

                          8.8      COMPLIANCE WITH OTHER INSTRUMENTS, LAWS.
Neither the Parent nor any of its Subsidiaries (including the Company) is in violation of any provision of its charter documents or by-laws or any agreement or instrument by which it or any of its properties may be bound or any decree, order, judgment, or, to the knowledge of the Company's officers, any statute, license, rule or regulation, in each case in a manner which could (i) result in the imposition in each case of substantial penalties material to the Parent and its Subsidiaries, or (ii) materially and adversely affect the financial condition, properties or business of the Parent and its Subsidiaries, on a consolidated basis.

                          8.9      TAXES.  All federal, state and other tax
returns of the Parent and the Subsidiaries (including the Company) required by law to be filed have been filed, and all federal, state and other taxes, assessments and other governmental charges upon the Parent and the Subsidiaries or their properties which are due and payable have been paid. The Parent has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods for which such returns have been filed to the extent such provisions are required by GAAP.

                          8.10     NO DEFAULT.  No Default or Event of Default
exists at the delivery of this Agreement.

                          8.11     USE OF PROCEEDS.  The proceeds of Revolving
Credit Loans will be used by the Company for general corporate purposes. No portion of the Revolving Credit Loans is to be or will be used for the purpose of purchasing or carrying any "margin security" or "margin stock" of an issuer as such terms are used in Regulations G and U of the Board of Governors of the Federal Reserve System, 12 C.F.R. 207 and 221 in violation of such Regulations G and U.

                          8.12     ERISA.  Except as set forth in  SCHEDULE
8.12 attached hereto, neither the Parent, the Company nor any of their Subsidiaries (i) has or maintains or has during the past five years, maintained or established any Plan or Welfare Benefit Plan, or (ii) is, or during the past five years has been, a participating employer in any Plan under which more than one employer makes contributions described in Sections 4063 and 4064 of ERISA or a Multi-employer Plan. All such Plans and Welfare Plans have been maintained, operated and funded in all material respects in compliance with the requirements of ERISA, the Code and applicable law. The Parent, the Company and each of their Subsidiaries have funded all of their respective obligations to any Multi-employer Plans.

                          8.13     LICENSES AND APPROVAL.  The Company and each
of the Subsidiaries has all necessary licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations relating to Environmental Matters, to own and operate its properties and to carry on its business as now conducted, except where the failure to do so would not have a material and adverse effect on the financial condition or business of the Company and its Subsidiaries taken as a whole and would not have any effect on the enforceability of the Loan Documents.

                          8.14     CONDITION OF ASSETS.  All of the Assets of
the Company and its Subsidiaries, which are reasonably necessary for the operation of the business of the Company and its Subsidiaries taken as a whole, are in good working condition, ordinary wear and tear excepted, and are able to serve the function for which they are currently being used.

                          8.15     SUBSIDIARIES.   SCHEDULE  8.15 attached
hereto correctly identifies all Subsidiaries. All of the issued and outstanding shares of the capital stock of each Subsidiary are duly issued and outstanding, fully paid and non-assessable and except for directors' qualifying shares and shares issued solely for the purpose of satisfying local requirements concerning the minimum number of shareholders, are owned by the Company or a Subsidiary free and clear of any mortgage, pledge, lien, encumbrance, charge or restriction on transfer.

                          8.16     GUARANTY.  The Guaranty is in full force and
effect.

                          8.17     FULL DISCLOSURE.  None of the Financial
Statements nor the Balance Sheet, nor any certificate, opinion, or any other statement made or furnished in writing to any Bank by or on behalf of the Parent, the Company or any of their Subsidiaries in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state, under the circumstances in which made, a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made.
There is no fact known to the Company which has, or would in the now foreseeable future have, a material adverse effect on the business, prospects or condition, financial or otherwise taken as a whole, of the Parent, the Company or any of their Subsidiaries, which fact was required to be and was not set forth in the Parent's reports and filings filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                 9. AFFIRMATIVE COVENANTS. The Company covenants and agrees that, so long as any portion the Total Commitment remains outstanding or until such date as the Loans and all other Obligations have been paid and satisfied in full, whichever shall later occur, it will and each of its Subsidiaries will:

                          9.1      PUNCTUAL PAYMENT.  Duly and punctually pay
or cause to be paid principal and interest and all other sums due under this Agreement and the Notes in accordance with the terms hereof.

                          9.2      FINANCIAL STATEMENTS.  Furnish to the Banks:

                          (a) as soon as practicable and in any event within 90 days after the end of each of the first three quarterly periods of each fiscal year of Parent and the Company, financial statements of the type set forth in Section
                 8.4 hereof as at the end of each of such quarterly periods or for the respective fiscal periods then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles, subject to changes resulting from audit and year-end adjustments, certified by the principal financial officer of Parent or the Company, as the case may be, who shall also provide a certificate and covenant compliance worksheet in the form of EXHIBIT D hereto as to the computations evidencing compliance by Parent or the Company, as the case may be, with Sections 10.2 through
                 10.13 of this Agreement (the "Compliance Certificate");

                          (b) as soon as practicable and in any event within
                 120 days after the end of each fiscal year, audited financial statements of the type set forth in Section 9.2(a) as at the end of such year and for the fiscal year then ended, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles and, with respect to Parent, such consolidated balance sheets and statements, accompanied to the extent required by Section 9.2(a) by a report and opinion of the Independent Accountant, which report and opinion shall have been prepared in accordance with generally accepted auditing standards, and all such financial statements in all cases shall be certified by the principal financial officer of the Company; PROVIDED, HOWEVER, that at any time that the Consolidated Assets of the Company and its Subsidiaries comprise less than 85% of the Consolidated Assets of the Parent and its Subsidiaries (including the Company and its Subsidiaries), the Company shall furnish to the Bank, within the time period set forth above, the consolidated, but not consolidating, audited financial statements as described above in this Section 9.2(b) for the Company and its Subsidiaries, accompanied by a report and opinion of the Independent Accountant, which report and opinion shall have been prepared in accordance with generally accepted auditing standards, and all such financial statements shall be certified by the principal financial officer of the Company.

                          (c) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by Parent, the Company or any Subsidiary to stock holders, and of all regular and periodic reports filed by Parent, the Company or any Subsidiary with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission; and

                          (d) from time to time any such information regarding the financial and other affairs of Parent, the Company, or any Subsidiary as may reasonably be requested by the Banks, including, without limitation, copies of all letters issued by the Independent Accountants or other management consultants with respect to any material inadequacies in the Company's internal control systems, copies of the corporate documents of the Company and each of the Subsidiaries.

                 At the time of each delivery of financial statements pursuant to paragraph (b) of this Section 9.2, the Company shall furnish a statement of the Independent Accountant addressed to the Agent and the Banks that such accountant has caused the provisions of this Agreement to be reviewed, and that such accountant has no knowledge of the existence of any Default or Event of Default, or if such accountant has such knowledge, specifying the nature and period of existence thereof and reasons therefor. At the time of each delivery of financial statements pursuant to paragraphs (a) and (b) of this Section 9.2, the Company shall furnish the Banks a Compliance Certificate evidencing compliance with the covenants described therein as at the end of the fiscal period covered by such financial statements which shall include a certification to the effect that no Event of Default hereunder and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.

                          9.3      NOTIFICATION OF DEFAULTS AND EVENT OF
DEFAULT. If the Company or any of its Subsidiaries shall at any other time obtain knowledge of the existence of any Default or Event of Default, the Company shall forthwith deliver to the Agent (for transmittal to the Banks) a certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

                          9.4      CONDUCT OF BUSINESS.  Cause to be done all
things necessary to preserve and keep in full force and effect its corporate existence, corporate rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by its Board of Directors in the exercise of its reasonable judgment; use its best efforts to comply with all applicable laws, and shall not become obligated under any contract or binding arrangement which, at the time it was entered into, would materially adversely impair the financial condition of the Company and the Subsidiaries, on a consolidated basis.

                          9.5      TAXES.  Duly pay and discharge, or cause to
be paid and discharged, before the same shall become in arrears, all taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a lien or charge upon any of its property, except such of those items as are being in good faith appropriately contested by it, if in such case the Company shall have set aside on its books reserves deemed by it to be adequate with respect to such tax, assessment, or other charge.

                          9.6      MAINTENANCE OF PROPERTIES.  Maintain and
keep the properties used or deemed by it to be useful in its business in good repair, working order and condition, and make or cause to be made all necessary and proper repairs thereto and replacements thereof.

                          9.7      MAINTENANCE OF INSURANCE.  Maintain with
financially sound and reputable insurers, insurance with respect to properties and business of the Company and its Subsidiaries against such casualties and contingencies and in such types and amounts as shall be in accordance with sound business practices for companies in similar businesses similarly situated.

                          9.8      RECORDS AND ACCOUNTS.  Keep true records and
books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and with the requirements of regulatory authorities having jurisdiction in the premises and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.

                          9.9      INSPECTION.  (a) Permit any officer
designated by any Bank, at such Bank's expense, to visit and inspect any of its properties and to examine its books of account and discuss the affairs, finances and accounts of the Company or any Subsidiary with its officers, all at such reasonable times, in a reasonable manner and as often as such Bank may reasonably request.

        (b) All confidential information and documents concerning Parent, the Company, or any Subsidiary supplied by the Company to such Bank pursuant to the terms of this Agreement shall be held in confidence by such Bank and such Bank shall not disclose such in-formation and documents, except the Company hereby authorizes such Bank to disclose any information obtained pursuant to this Agreement (i) to any bank regulatory authority, (ii) to any independent auditor or counsel or participant or potential assignee or potential participant of such Bank, PROVIDED that the independent auditor or counsel or participant or potential assignee or potential participant enters into a confidentiality agreement with the Company substantially similar to such Bank's agreement in this section, and (iii) to all other appropriate governmental regulatory authorities to the extent required of such Bank by law or subpoena, but only to the extent permitted by applicable laws and regulations, including those applying to classified material. Upon receipt of a notice of any requirement to disclose any information to such governmental authorities, such Bank will promptly notify, unless prohibited by applicable law and regulations, the Company of such notice, and unless otherwise required by law, will not disclose such information until the Company has been afforded an opportunity to contest the requirement of such disclosure.

                          9.10     NOTICE OF LITIGATION.  Promptly notify the
Agent of the commencement of any litigation against the Parent or any Subsidiary which might have a material adverse effect on the Parent and its Subsidiaries on a consolidated basis.

                          9.11     PENSION PLAN.  (a) Maintain, operate and
administer all Plans in all material respects in accordance with the requirements of ERISA, the Code and applicable law.

                 (b) Fund and cause each Subsidiary to fund any Plan, if maintained by the Company or any Subsidiary, as required by the provisions of
Section 302 of ERISA and Section 412 of the Code, or, if the Plan is maintained by a third party or is a Multi- employer Plan, make payments to such third party or Multi-employer Plan in the amounts and at the times required by applicable law. The Company and each Subsidiary will deliver to the Bank, copies of any request for waiver from the funding standards or extension of the amortization periods required by 303 and 304 of ERISA or 412 of the Internal Revenue Code of 1986, as amended, promptly following the date on which the request is submitted to the Internal Revenue Service.

                 (c) Upon request made by any Bank, send to such Bank copies of all Forms 5500, Forms 5500-R and/or Forms 5500-C relating to a Plan or Welfare Plan (with the exception of Multi-employer Plans) together with all attachments thereto, including any actuarial statement required to be made under 103(d) of ERISA, promptly following the date on which such Form is filed with the Internal Revenue Service.

                 (d) The Company or the applicable Subsidiary will furnish to the Agent forthwith upon filing or receipt, as the case may be, (i) a copy of the Company report, or demand sent or received by the Company or any Subsidiary under Section 4041, 4042, 4043, 4063, 4065,

4066, or 4068 of ERISA; (ii) a statement of the action, if any, which the Company or such Subsidiary proposes to take with respect to such Company report, or demand sent or received by the Company or such Subsidiary under
Section 4041, 4042, 4043, 4063, 4065, 4066 or 4068 of ERISA; (iii) a copy of all correspondence with the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Plan, relating to an actual or threatened change or development which would be materially adverse to the Company or any Subsidiary; (iv) copies of all actuarial valuations received by the Company with respect to any Plan; and (v) copies of any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from PBGC to the Company with respect to the intent of the PBGC to institute involuntary termination proceedings.

                 (e) The Company shall cause any Plan maintained by the Company or any Subsidiary to pay all benefits guaranteed by the PBGC when due, except where the obligation to pay such benefits is being contested in good faith by the Company or any of its Subsidiaries.

                          9.12     DEPRECIATION SCHEDULE.  For purposes of
calculation of all of the financial covenants contained in this Agreement, the Company will, and will cause Parent and each of the Company's Subsidiaries to,
(a) calculate depreciation on such Person's Transportation Equipment and all other depreciable assets in accordance with the depreciation schedules for such assets set forth in Schedule 9.12 attached hereto, and (b) with respect to depreciable assets acquired from and after the Effective Date, calculate depreciation for such assets in accordance with depreciation schedules similar to those set forth in said Schedule 9.12 for similar assets.

                          9.13     PERFORM OBLIGATIONS.  Pay and discharge all
of its obligations and liabilities, including, without limitation, all material taxes, assessments and governmental charges upon its income and properties, when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established and maintained by the Company, or, as the case may be, by the appropriate Subsidiary or the Parent.

                          9.14     COMPLY WITH ERISA.  Comply with all
applicable provisions of ERISA now or hereafter in effect with respect to the Plans, Welfare Plans and Multi-employer Plans set forth on SCHEDULE 8.12 hereto and all other Plans, Welfare Plans and Multi-employer Plans hereafter established unless and to the extent only that such compliance shall be contested in good faith and by appropriate proceedings and that, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established and maintained by the

Company, or, as the case may be, by the appropriate Subsidiary or the Parent. The Company shall promptly notify the Agent of the establishment or assumption of any Plans, Welfare Plans and Multi-employer Plans in addition to the plans set forth on Schedule 8.12 hereto, and upon such notification, such plans shall be deemed to be included on such Schedule.

                          9.15     ENVIRONMENTAL COMPLIANCE.  In the event that
any claim is made, or any obligation arises, under any Environmental Law, the Parent, the Company or such Subsidiary shall, if such claim or obligation would materially and adversely affect the financial condition, properties or business of the Company and its Subsidiaries taken as a whole, undertake any required removal or containment so as to comply with such Environmental Law or contest said claim in good faith by appropriate proceedings and, to the extent required by generally accepted accounting principles then in effect, establish and maintain proper and adequate book reserves with respect thereto.

                          9.16     DEBT RATING.  Notify the Agent, by
telephone, telex or cable, in each case confirmed, immediately in the manner specified in Section 24, of any change in the rating of the Company's long-term senior unsecured debt by Moody's or S&P within five Business Days of such change.

                 10. CERTAIN NEGATIVE COVENANTS. The Company covenants and agrees that, so long as any portion of the Total Commitment remains outstanding or until such date as the Loans and all other Obligations have been paid and satisfied in full, whichever shall later occur, the following covenants will be complied with:

                          10.1     LIENS.  The Company shall not create or
permit to exist any mortgage, charge, pledge, deed of trust, financing lease, security interest or other similar encumbrance ("Liens") on any of its property, whether owned at the date hereof or hereafter acquired other than:

                          (a)     Liens on Transportation Equipment securing
Acquired Equipment Indebtedness;

                          (b)     Liens on Transportation Equipment securing
Purchase Money Equipment Indebtedness, but only on the Transportation Equipment in respect to the purchase of which such Purchase Money Equipment Indebtedness shall have been incurred;

                          (c)     Liens on real property;

                          (d)     Liens incurred or deposits made in the
ordinary course of business (i) in connection with workmen's compensation, unemployment insurance, social security and other like laws, or (ii) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety appeal and performance bonds and other similar obligations not incurred in connection with Indebtedness or (iii) in connection with the opening of commercial letters of credit naming the Company as account party;

                          (e)     Liens on Transportation Equipment securing
Lease Obligations; PROVIDED, HOWEVER, that no such Lease Obligations shall arise out of the sale and leaseback of Transportation Equipment unless the sale and leaseback in question is entered into prior to, at the time of or within 180 days of the acquisition of the Transportation Equipment being sold and leased back; and PROVIDED, FURTHER, that the leasing of Transportation Equipment which has been remanufactured so that it is the substantial equivalent of new equipment shall be considered the leasing of new equipment and not of used equipment which was remanufactured and subsequently sold and leased back; and

                          (f)     Liens to secure Indebtedness and other
obligations (excluding Subordinated Indebtedness) which are not referred to as permitted Liens in sub-paragraphs (a), (b), (c), (d) or (e) above; PROVIDED, HOWEVER, that the aggregate principal amount of Indebtedness and other obligations secured thereby at any one time outstanding shall not exceed 3% of the Consolidated Net Worth of the Company and its Subsidiaries;

unless prior to or simultaneously with the inception of any such Lien which is not referred to as a permitted Lien in sub-paragraphs (a), (b), (c), (d), (e) or (f) above, the Company shall have executed and delivered to a Security Trustee (as hereinafter defined), a security agreement or security agreements and such other documents as the Security Trustee may reasonably request, each in form and substance reasonably satisfactory to the Agent, granting to the Security Trustee a security interest in such property subject to such Lien, such security interest to be for the equal and ratable benefit of the Banks and such other holder or holders of Indebtedness with which the Company has agreed to permit such holders to share in such Lien. Such security agreement or security agreements may provide, at the option of the Company, that the security interest to the Security Trustee thereby shall terminate upon the termination of all other Liens for the benefit of such other holder or holders of Indebtedness. The Security Trustee shall be such Person as may be selected by the Company, or any holder of Indebtedness to whom the Company has specifically granted the right to select such Security Trustee and who shall be entitled to act without qualification or who, if required, shall qualify to act as such under the Trust Indenture Act of 1939.

                          10.2     LEVERAGE RATIO OF COMPANY.  The Company
shall not permit the ratio of Liabilities of the Company to Net Worth of the Company to exceed 4 to l as of the end of any fiscal quarter.

                          10.3     INTENTIONALLY OMITTED.

                          10.4     MAXIMUM SECURED EQUIPMENT INDEBTEDNESS OF
COMPANY<eu>. The Company shall not permit the Secured Equipment Indebtedness (including Lease Obligations) of the Company to exceed 15% of the Net Worth of the Company at the end of any fiscal quarter.

                          10.5     MAXIMUM EQUIPMENT INDEBTEDNESS.  The Company
shall not permit (a) the Equipment Indebtedness of the Company to exceed 90% of Net Book Value of the Company's Transportation Equipment plus the amount of its Cash and (b) the Equipment Indebtedness (less Secured Equipment Indebtedness) of the Company to exceed 90% of Net Book Value of the Company's Transportation Equipment (less the Net Book Value of Equipment which secures or is subject to leases which secure Secured Equipment Indebtedness) plus the amount of its Cash, in each case as of the end of each fiscal quarter.

                          10.6     INTENTIONALLY OMITTED.

                          10.7     CONSOLIDATED LEVERAGE RATIO.  The Company
shall not permit the ratio of Consolidated Liabilities of the Company and its Subsidiaries to Consolidated Net Worth of the Company and its Subsidiaries to exceed (A) 4.00 to 1 at any time prior to the Term Conversion Date, and (B)
3.50 to 1 at any time on or after the Term Conversion Date.

                          10.8     CONSOLIDATED CASH FLOW COVERAGE RATIO.  The
Company shall not permit the ratio of (a) Consolidated Cash Flow of the Company and its Subsidiaries for the four fiscal quarters ending on the last day of any fiscal quarter to (b) the Consolidated Cash Requirements of the Company and its Subsidiaries for the four fiscal quarters ending on the last day of such fiscal quarter to be less than 1.25 to 1.

                          10.9     CONSOLIDATED FIXED CHARGE COVERAGE RATIO.
The Company shall not permit the ratio of (a) the sum of Consolidated Net Earnings Available for Interest Charges of the Company and its Subsidiaries for the best four of the five most recent consecutive fiscal quarters to (b) the sum of Consolidated Interest Charges of the Company and its Subsidiaries for the four most recent consecutive fiscal quarters to be less than 1.2 to 1.

                          10.10    LIMITATIONS ON RESTRICTED PAYMENTS.  The
Company shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payment unless immediately after such Restricted Payment the sum of Restricted Payments made by the Company for the period subsequent to September 30, 1992 would not exceed an amount equal to the sum of (a) $53,000,000, PLUS
(b) Contribution of Capital subsequent to September 30, 1992 PLUS or MINUS as the case may be, (c) the cumulative Consolidated Net Income of the Company and its Subsidiaries for the period subsequent to September 30, 1992. For purposes of calculating Restricted Payments of the Company, all monies advanced to the Parent from the Company, net of repayment of such advances, for the payment of dividends on, or the repurchase of, the common and preferred stock of the Parent shall be treated as dividends and not as advances.

                          10.11    INTENTIONALLY OMITTED.

                          10.12    MINIMUM ASSET COMPOSITION.  The Company will
not permit less than 90% of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, to be (i) engaged in or related to the business of leasing Transportation Equipment or (ii) cash or cash equivalents.

                          10.13    INTENTIONALLY OMITTED.

                          10.14    INVESTMENTS IN PARENT.  The Company shall
not acquire any of the capital stock of Parent except for the purpose of the immediate retirement of any such capital stock.

                          10.15    MERGERS, ACQUISITIONS, ETC.  (a) Neither the
Parent, the Company nor any of their Subsidiaries shall consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and neither the Parent, the Company nor any of their Subsidiaries shall permit any Person to consolidate with or merge into the Parent, the Company or any of their Subsidiaries, as the case may be, or convey, transfer or lease its properties and assets substantially as an entirety to the Parent, the Company or any of their Subsidiaries, as the case may be, unless:

                          (1) in case the Parent, the Company or any of their Subsidiaries, as the case may be, shall consolidate with or merge into another corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the corporation formed by such consolidation or into which the Parent or the Company, as the case may be, is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Parent or the Company, as the case may be, substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an instrument, executed and delivered to the Agent, in form reasonably satisfactory to the Agent and its counsel, in the case of the Company, the due and punctual payment of the principal of (and premium,if any) and interest on the Notes and the performance and observance of every covenant of this Agreement on the part of the Company to be performed or observed and, in the case of the Parent, the due and punctual performance of the Obligations (as defined in the Guaranty) and the performance and observance of every covenant in the Guaranty to be performed or observed by the Parent;

                          (2) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or a Subsidiary or of the Parent or a Subsidiary as a result of such transaction as having been incurred by the Company, the Parent or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

                          (3) as a result of any such consolidation or merger or conveyance, transfer or lease none of the properties or assets of the Company or the Parent or a Subsidiary would become subject to a Lien, which would not be permitted by this Agreement; and

                          (4) the Company or the Parent, as the case may be, has delivered to the Agent a certificate executed by its President or any of its Vice Presidents and its Secretary, any of its Assistant Secretaries, its Clerk or any of its Assistant Clerks and an opinion of counsel reasonably satisfactory to the Agent addressed to the Banks, each stating that all conditions precedent herein provided for relating to such consolidation, merger, conveyance, transfer or lease have been complied with.

                 (b) Upon any consolidation by the Company or the Parent, as the case may be, with or merger by the Company or the Parent, as the case may be, into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company or the Parent, as the case may be, substantially as an entirety in accordance with this Section 10.15, the successor corporation formed by such consolidation or into which the Company or the Parent, as the case may be, is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Parent, as the case may be, under this Agreement and the Notes or the Guaranty, as the case may be, with the same effect as if such successor corporation had been named as the Company or the Parent, as the case may be, herein; PROVIDED, HOWEVER, that neither the Company nor the Parent, and thereafter, except in the case of a lease, the predecessor corporation shall be relieved of their respective obligations and covenants under this Agreement and the Notes or the Guaranty, as the case may be.

                          10.16    CHANGES IN BUSINESS.  The Company will not,
and it will not permit any of its Subsidiaries, to make any material change in its business, or in the nature of its operation, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

                          10.17    ERISA.  The Company shall not directly or
indirectly, and will not permit any member of any Controlled Group in which the Company is a member to directly or indirectly enter into any new Plan, Welfare Plan or Multi-employer Plan without complying with the notification obligations contained in Section 9.14.

                 11. EVENTS OF DEFAULT; ACCELERATION. If any of the following events "Events of Default" or, if notice or lapse of time or notice and lapse of time is required, then, prior to such notice and/or lapse of time, "Defaults") shall occur:

                          (a) if the Company shall default in any payment of any principal amount outstanding hereunder or under the Notes when due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise; or

                          (b) if the Company shall fail to pay any interest with respect to principal outstanding hereunder or under the Notes or any fee pursuant to the terms of Section 5.2 hereof or the Fee Letter Agreement within five Business Days after the date due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise other than due to a failure of the Agent to charge an account of the Company having a sufficient credit balance; or

                          (c)     if there shall be a default in the
                 performance of or compliance with any covenant in Section 10 hereof; or

                          (d)     if the Company shall default in the
                 performance of or compliance with any term contained herein other than those referred to above in this Section 11, and such default shall not have been remedied within 30 Business Days after the occurrence thereof; or

                          (e) if any representation or warranty made in writing by or on behalf of the Company herein, in any other Loan Document or in connection with any of the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made; or

                          (f) if the Company or any Subsidiary or Parent shall default (as principal or guarantor or other surety) in the payment of any principal or premium, if any, or interest or fees on any other Indebtedness or Subordinated Indebtedness to any Bank, or any other Indebtedness or Subordinated Indebtedness in respect of borrowed money in an aggregate principal amount of $1,000,000 or more (which default is in payment thereof at its stated maturity or shall result in such Indebtedness or Subordinated Indebtedness becoming or being declared due prior to the scheduled maturity thereof) or if the Company or any Subsidiary shall fail to comply (and such failure to comply has not been cured or waived) with any of the terms of any evidence of such Indebtedness or Subordinated Indebtedness or any mortgage, pledge, assignment, indenture or other agreement relating thereto, and as a consequence of any of the foregoing the holder of such Indebtedness or Subordinated Indebtedness shall have the right to declare all amounts payable with respect thereto to be due and payable by reason of such default prior to the scheduled maturity thereof or demand payment of all amounts payable in respect of any Indebtedness payable on demand; or

                          (g) if the Parent, the Company or any of their Subsidiaries makes an assignment for the benefit of creditors, or petitions or applies for the appointment of a liquidator or receiver of the Parent, the Company or any of their Subsidiaries or of any substantial part of the assets of the Parent, the Company or any of their Subsidiaries or commences any proceeding relating to the Parent, the Company or any of their Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect; or

                          (h) if any such petition or application is filed or any such proceeding is commenced against the Parent, the Company or any of their Subsidiaries, and the Parent, the Company or any of their Subsidiaries indicates its approval thereof, consent thereto or acquiescence therein or any such petition, application or proceeding remains undischarged for 30 days, or an order is entered appointing any such liquidator or receiver, or adjudicating the Parent, the Company or any of their Subsidiaries bankrupt or insolvent, or approving a petition in any such proceeding; or

                          (i) if any order is entered in any proceeding by or against the Parent, the Company or any of their Subsidiaries decreeing or permitting the dissolution or split-up of the Parent, the Company or any of their Subsidiaries or the winding-up of its affairs; or

                          (j) if there shall be in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment (from which all appeals have been taken and determined or as to which all time for the taking of appeals has lapsed) in excess of $1,000,000 against the Parent, the Company or any of their Subsidiaries in an aggregate amount; or

                          (k) if Parent shall default in respect of any of its obligations under the Guaranty or if the Guaranty shall cease to be in full force and effect without the prior written consent of all of the Banks; or

                          (l)     if the Parent shall at any time own,
                 beneficially, and of record, less than a majority of all of the issued and outstanding shares of capital stock of the Company having ordinary voting rights for the election of directors;

then and in any such event (unless all Defaults and Events of Default shall theretofore have been cured or waived by the Majority Banks), except for those events set forth in Section 11(h), (i) or (j), the Agent may, and upon the request of the Majority Banks, the Agent shall, by notice to the Company declare the obligation of the Banks to make Revolving Credit Loans and/or Term Loan to the Company to be terminated, whereupon the same shall terminate, and the Agent may, and upon the request of the Majority Banks shall, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest and all such amounts shall become and be forthwith due and payable without presentment, demand, protest or notice, all of which are hereby expressly waived by the Company. If an Event of Default specified in Section 11(g), (h) or (i) occurs, the obligations of the Banks to make Revolving Credit Loans and/or the Term Loans to the Company shall terminate and all amounts owing hereunder shall IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Agent of the Banks.

                 12.      NOTICE AND WAIVERS OF DEFAULT.

                          12.1     NOTICE OF DEFAULT.  If any Person shall give
any notice or take any other action in respect of a claimed Default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation as to which the Company or any of its Subsidiaries is a party, or obligor, whether as principal or surety, the Company shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed Default.

                          12.2     WAIVERS OF DEFAULT.  Any Default or Event of
Default may be waived as provided in Section 28 hereof. Any Default or Event of Default so waived shall be deemed to have been cured and to be not continuing; but no such waiver shall extend to or affect any subsequent like default or impair any rights arising therefrom.

                 13.      REMEDIES ON DEFAULT.

                          13.1     RIGHTS OF BANKS.  In case any one or more of
the Events of Default specified in Section 11 hereof shall have occurred and be continuing, and whether or not all amounts owing with respect to the Loans have been declared due and payable pursuant to said Section 11, the Agent may (and upon the request of the Majority Banks, shall) proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement, including to the extent legally available the obtaining of the ex parte appointment of a receiver, or in aid of any right granted pursuant hereto, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or the Banks hereunder.

                          13.2     SETOFF; SHARING.  (a) (i) Regardless of the
adequacy of any collateral, to the fullest extent permitted by applicable law, any deposits or other sums credited by or due from any Bank to the Company may be applied to or set off against the payment of the Obligations hereunder and under the Notes and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Company to such Bank hereunder or under the Notes at any time after the occurrence and during the continuance of any Event of Default. Each Bank agrees that it will notify the Agent and each other Bank prior to exercising any of its set-off rights under this Section 13.2 (which notice may be by telephone, telex or facsimile, confirmed in writing).

                 (ii) Each Bank agrees with the other Banks (A) if an amount to be set off is to be applied to indebtedness of the Company to a Bank, other than indebtedness evidenced by this Agreement, such amount shall be applied ratably to such other indebtedness and to the indebtedness evidenced by this Agreement, and (B) that if such Bank shall receive from the Company or any other source whatsoever, whether by voluntary payment, exercise of the right of set-off, counterclaim, cross-action or enforcement of any claim evidenced by the Notes or this Agreement, or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings or otherwise, and retain and apply to the payment of the amounts owing with respect to the Notes or to any amounts due to such Bank under this Agreement any amount which is in excess of its ratable portion of the payments received by all of the Banks, then such Bank will make such dispositions and arrangements with each other Bank with respect to such excess, either by way of distribution until the amount of such excess has been exhausted, assignment of claims, subrogation or otherwise, as shall result in each such Bank receiving in respect of its Notes and the amounts due such Bank under this Agreement its ratable share of such payments; PROVIDED, HOWEVER, that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

                 (b) Except as otherwise expressly provided in this Agreement
(i) each payment or prepayment of principal by the Company and each payment of interest by the Company with respect to a Revolving Credit Loan shall be allocated pro rata among the Banks in accordance with the respective principal amounts of the Revolving Credit Loans extended by the Banks and (ii) each cancellation of the Commitments shall be made PRO RATA among the Banks in accordance with their respective Commitments immediately prior to such cancellation. Recoveries by any Bank (whether by direct payment, by exercise of any right of set-off, combination of accounts or lien, or otherwise) in respect of the total sum which has become due to it from the Company under this Agreement before that time shall be applied pro-rata to all Obligations outstanding.

                 14. GUARANTY. The Obligations shall be guaranteed by Parent pursuant to the terms of an unlimited unconditional guarantee executed in connection with the Original Credit Agreement, a true, complete and correct copy of which is attached as EXHIBIT E hereto (the "Guaranty").

                 15.      THE AGENT.

                          15.1     APPOINTMENT OF AGENT, POWER AND IMMUNITIES.
Each Bank hereby appoints and authorizes Continental as the Agent to act as its agent hereunder and each Bank authorizes the Agent to take such action on behalf of each of the Banks and to exercise all such powers as are expressly delegated to the Agent hereunder and all related documents, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs the Company and the Parent to deal with the Agent as the true and lawful agent of such Bank to the extent set forth herein. The Agent shall not have any duties or responsibilities or any fiduciary relationship with any Bank except those expressly set forth in this Agreement. Neither the Agent nor any of its affiliates shall be responsible to the Banks for any recitals, statements, representations or warranties made by the Company or any other person whether contained herein or otherwise or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other document referred to or provided for herein or therein or for any failure by the Company or any other person to perform its obligations hereunder or thereunder or in respect of the Notes. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct. The Agent in its separate capacity as a Bank shall have the same rights and powers hereunder as any other Bank.

                          15.2     RELIANCE BY AGENT.  The Agent shall be
entitled to rely upon any certificate, notice or other document (including any cable, telegram or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal advisers, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for in this Agreement or in any other document referred to herein, the Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with the written instructions of the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Agent shall be fully justified in failing or refusing to take action under this Agreement or any other document referred to herein on behalf of any Bank unless it shall first receive such advice or undertaking from such Banks as it deems appropriate or it shall first be indemnified to its satisfaction by such bank against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                          15.3     INDEMNIFICATION.  Without limiting the
obligations of the Company hereunder or under any other document referred to herein, the Banks agree to indemnify the Agent, ratably in accordance with their respective Commitment Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or of any such other documents; PROVIDED, THAT no Bank shall be liable for any of the foregoing to the extent they arise from the Agent's gross negligence or willful misconduct. The Agent shall be fully justified in failing or refusing to take action under this Agreement on behalf of any Bank unless it shall first receive such advice or undertaking from the Banks as it deems appropriate or it shall first be indemnified, with appropriate bond or security, to its satisfaction against any and all liability which may be incurred by its by reason of taking or continuing to take any such action.

                          15.4     REIMBURSEMENT.  (a) Without limiting the
provisions of Section 15.3, the Banks and the Agent hereby agree that the Agent shall not be obliged to make available to any Person any sum which the Agent is expecting to receive for the account of that Person until the Agent has determined that it has received that sum. The Agent may, however, disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent, if the Agent wishes to do so. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom such Agent made the funds available shall, on demand from the Agent, refund to the Agent the sum paid to that Person.

                 (b) If, in the reasonable opinion of the Agent, the distribution to the Banks of any amount received by it in such capacity hereunder or under other documents referred to herein might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such Court.

                          15.5     DOCUMENTS AND NOTICE.  The Agent will
forward to each Bank, promptly after the receipt thereof, a copy of each notice or other document furnished to the Agent for such Bank hereunder. The Agent will promptly notify the banks of (a) any notice of an Event of Default which the Agent delivers to the Company or (b) any Default or Event of Default of which the Agent has actual knowledge.

                          15.6     NON-RELIANCE ON AGENT AND OTHER BANKS.  Each
Bank represents that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Company and decision to enter into this Agreement and the other documents referred to herein and agrees that it will, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement or any other documents referred to herein. The Agent shall not be required to keep informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or by any other person of any other agreement or to make inquiry of, or to inspect the properties or books of, any Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning which may come into the possession of the Agent or any of its Affiliates. Each Bank shall have access to all documents relating to the Agent's performance of its duties hereunder at such Bank's request. Unless any Bank shall promptly object to any action taken by the Agent hereunder (other than actions to which the provisions of Section 28 are applicable and other than gross negligence and willful misconduct by the Agent), such Bank shall conclusively be presumed to have approved the same.

                          15.7     CONTINENTAL AND AFFILIATES.  With respect to
Continental's commitment and any Loan by Continental under this Agreement and any Note and any interest of Continental in any Note, Continental shall have the same rights and powers under this Agreement and such Note, as any other Bank and may exercise the same as though it were not the Agent. Subject to the limitations set forth in this Agreement, Continental and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Company as if Continental were not the Agent.

                          15.8     NOTICE TO HOLDER OF NOTES.  The Agent may
deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.

                          15.9     RESIGNATION OR REMOVAL OF AGENT.  The Agent
may resign at any time by giving 30 days' prior written notice thereof to the Banks and the Company. Upon any such resignation, the Banks shall have the right to appoint a successor Agent, who shall be one of the Banks, or, if not one of the Banks, shall be reasonably acceptable to the Company. If no successor Agent shall have been so appointed within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a combined capital and surplus in excess of $300,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                          15.10    WITHHOLDING TAX FORMS.  Each Bank represents
and warrants, for the benefit of the Company and the Agent, that it is and will remain during the terms of this Agreement either a U.S. Person or otherwise entitled to receive interest payments and all other payments due hereunder without withholding or deduction of any income or other taxes with respect to any jurisdiction. Each Bank that is not a U.S. Person shall deliver to the Company and the Agent, on or before the date of disbursement of the initial Loans, two (2) original United States Internal Revenue Service Forms 1001 or 4224 or any successor to either of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all United States income taxes.

                 16. ASSIGNMENT; PARTICIPATION. (a) Except as provided herein, each Bank may, with the prior written consent of the Company and of the Agent (such consent not to be unreasonably withheld), assign to one or more banks or other financial institutions all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment Percentage and Commitment hereunder and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a fixed, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (ii) the amount of the assigning Bank's portion of the Total Commitment or the aggregate principal amount of the Term Loans, as the case may be, subject to each such assignment (determined as of the date of the Assignment with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an amount which is an integral multiple of $1,000,000, and (iii) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Acceptance, substantially in the form of EXHIBIT F hereto (the "Assignment"), together with any Note or Notes subject to such assignment and together with payment by the assigning bank to the Agent, for the accounts of the Agent, an assignment administration fee in the amount of $2,500. Upon such execution, delivery, acceptance and recording, from and after the date of each Assignment, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment, have the rights and obligations of a Bank hereby.

                 (b) The Agent shall maintain a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitment Percentages of the Banks from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or the Banks at any reasonable time and from time to time upon reasonable prior notice.

                 (c) Promptly upon the Agent's receipt of an Assignment executed by the parties thereto and the assignment administration fee described in Section 16(a) hereof, the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Company and the Banks.

                 (d) The Company, at its own expense, shall immediately execute and deliver to the Agent, for subsequent delivery to the applicable Bank or Banks, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of the applicable assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and if the assigning Bank has retained some portion of its obligations hereunder, a new Note or Notes to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. The aggregate principal amount of such new Note or Notes shall be equal to the aggregate principal amount of the surrendered Note or Notes, shall be dated the date of such Assignment and shall otherwise be in substantially the form of the assigned Notes. Notwithstanding the first sentence of this subsection (d), the Company shall not be liable for the payment of any transfer taxes incurred by any party to an assignment as the result of transfer or issuance of any Note in connection therewith.

                 (e) Contemporaneously with the delivery of the new Note or Notes to the Agent, as specified in (d) above, the surrendered Note or Notes shall be cancelled and returned to the Company.

                 (f) Each Bank may, with the prior written consent of the Company and the Agent (such consent not to be unreasonably withheld), sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment hereunder, the Term Loan owing to it and the Note or Notes held by it); PROVIDED, HOWEVER, that the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of this Agreement shall be the right to approve waivers, amendments or modifications which require the consent of all of the Banks as provided in Section 28 hereof.

                 (g) No Bank shall be permitted to enter into any Assignment of its Loans or Notes to any Person who (i) is not a U.S. Person unless, in connection with such Assignment, such Person represents and warrants to the Company, the Agent and such Bank that such Person, as at the date of such Assignment, is entitled to receive interest payments and all other payments due hereunder without withholding or deduction of any income or other taxes and such Person executes and delivers to the Company, the Agent (with copies to such Bank), on or before the date of execution and delivery of such Assignment, two (2) original United States Internal Revenue Service Form 1001 or 4224, or any successor to either of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all United States income taxes.

                 17.      CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY.
(a) The Company hereby irrevocably submits to the jurisdiction of any Illinois state or federal court sitting in Chicago, Illinois over any action or proceeding arising out of or relating to this Agreement and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Illinois state or federal court. Service of copies of the summons and complaint and any other process in any action or proceeding may be made to the Company by mailing or delivering a copy of such process to the Company at the Company's address as specified in Section 24 hereof. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                 (b) Nothing in this Section 17 shall affect the right of the Agent to serve legal process in any other manner permitted by law or affect the right of the Agent to bring any action or proceeding against the Company or its property in the courts of any other jurisdictions.

                 (c) The Company hereby waives all rights to trial by jury in any action, suit, proceeding or counterclaim arising out of or relating to this Agreement or any other agreement, instrument or other document executed in connection herewith.

                 18. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by all the parties hereto and shall be binding upon and inure to the benefit of the Company, the Banks and the Agent and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks and any attempted assignment without such consent shall be void.

                 19. FEES AND EXPENSES; INDEMNITY. Whether or not the transactions contemplated hereby are consummated, the Company will promptly pay all costs of the Agent in preparing the Loan Documents and all costs and expenses of the issue of the Notes and of the Parent's, Company's and their Subsidiaries' performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with (including, without limitation, all costs of filing or recording any assignments and other documents), and the reasonable fees and expenses and disbursements of special counsel to the Agent, in connection with the preparation, execution and delivery, administration, interpretation and enforcement of this Agreement, the other Loan Documents and all other agreements, instruments and documents relating to this transaction, the consummation of the transactions contemplated by all such documents, the preservation of all rights of the Banks and the Agent, the negotiation, preparation and execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument which is proposed but not executed and delivered) and with any claim or action threatened, made or brought against any Bank and/or the Agent arising out of or relating to any extent to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. In addition, the Company will promptly pay all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by the Banks in connection with its enforcement of the payment of the Notes or any other sum due to it under this Agreement or any of the other Loan Documents or any of its other rights hereunder or thereunder.
In addition to the foregoing, the Company shall indemnify the Banks and the Agent and their directors, officers, employees, attorneys and agents against, and hold each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, the Loans and any and all transactions related to or consummated in connection with the Loans, including, without limitation, losses, liabilities, damages, claims, costs and expenses suffered by the Banks or the Agent or any of their directors, officers, employees, attorneys or agents arising out of or related to any Environmental Matter, Environmental Liability or Environmental Proceeding, or in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon: (i) any untrue statement or alleged untrue statement of any material fact of the Company and its affiliates in any document or schedule filed with the Securities and Exchange Commission or any other governmental body; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading;
(iii) any acts, practices or omission or alleged acts, practices or omissions of the Company or its agents related to the making of any acquisition, purchase of shares or assets pursuant thereto, financing of such purchases or the consummation of any other transactions contemplated by any such acquisitions which are alleged to be in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable to the making of any such acquisition, the purchase of shares or assets pursuant thereto, the financing of such purchases or the consummation of the other transactions contemplated by any such acquisition; or (iv) any withdrawals, termination or cancellation of any proposed such acquisition for any reason whatsoever other than the failure of the Banks to perform their obligations hereunder as required by law. The Banks and the Agent shall give the Company written notice of any event for which indemnification is sought promptly after it shall have become aware of the same, provided that the failure to give such notice shall not affect the Company's obligations under this Section 19. The Company shall have the right to control the defense and/or settlement of any action or suit which gives rise to indemnification hereunder, PROVIDED that the Company shall obtain the prior written consent of the Banks and the Agent to all actions taken by the Company with respect to any such action, suits or settlement (which consent shall not be unreasonably withheld or delayed). The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Company to the Banks and the Agent hereunder or at common law or otherwise. The covenants of this Section 19 shall survive the


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
payment or satisfaction of payment of amounts owing with respect to the Loans.

                 20. REMEDIES CUMULATIVE. Each and every right granted to the Banks and the Agent hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of any Bank or the Agent or the holder of any Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of the Company's indebtedness, liabilities and obligations under the Notes and this Agreement shall be without regard to any counterclaim, right of offset or any other claim whatsoever which the Company may have against the Banks and the Agent and without regard to any other obligation of any nature whatsoever which the Banks and the Agent may have to the Company, and no such counterclaim (other than any compulsory counterclaims) or offset shall be asserted by the Company in any action, suit or proceeding instituted by any Bank for payment or performance of the Company's indebtedness, liabilities or obligations under the Notes, this Agreement or any of the other Loan Documents or otherwise.

                 21. FURTHER ASSURANCES. At any time and from time to time, upon the request of any Bank or the Agent, the Company shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as such Bank or the Agent may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loans.

                 22. SURVIVAL OF COVENANTS. All covenants, agreements, representations and warranties made herein and in any certificates or other papers delivered by or on behalf of the Company pursuant hereto are material and shall be deemed to have been relied upon by the Agent and the Banks, notwithstanding any investigation heretofore or hereafter made by the Agent or the Banks, and shall survive the making by the Banks of the Loans as herein contemplated and shall continue in full force and effect so long as any Loans or other amounts due under this Agreement remain outstanding and unpaid. All statements contained in any certificate or other paper delivered to the Agent or the Banks at any time by or on behalf of the Company pursuant hereto or in connection with the transaction contemplated hereby shall constitute representations and warranties by the Company hereunder.

                 23. SEVERABILITY. The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Company with any of them shall not excuse noncompliance by the Company with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

                 24. NOTICE. Except as otherwise specified herein, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be either delivered by hand or mailed by United States of America first-class mail, postage prepaid, or sent by telegraph, confirmed by letter, addressed as follows:

                 (a) if to the Company, at 60 State Street, Boston, Massachusetts 02109, Attention: Michael J. Soja, Vice President and Chief Financial Officer, or at such other address for notice as the Company shall last have furnished in writing to the Person giving the notice; and

                 (b) if to the Agent, at 231 South LaSalle Street, Chicago, Illinois, Attention: Leasing and Finance Company Division or at such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice.

                 (c) if to any Bank, at the address set forth opposite such Bank's signature hereto, or such other address for notice as such Bank shall last have furnished in writing to the Person giving such notice.

                 All such notices and communication shall, when mailed, telexed or cabled, be effective when deposited in the mails or delivered to the telex or cable system, respectively, except the notices and communications to the Agent and the Banks pursuant to Sections 2, 3, 4 and 5 hereof shall not be effective until received by such Person. The agents and the Banks shall be deemed to have received notices given by telephone upon receipt of such telephone call, PROVIDED that such Person receives a confirming facsimile or telex on the same day such telephone call is received.

                 25. GOVERNING LAW. This Agreement shall for all purposes be construed in accordance with and governed by the internal substantive laws of the State of Illinois without regard to the conflicts of laws provisions thereof.


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
                 26. MISCELLANEOUS. The rights and remedies herein expressed are cumulative and not exclusive of the other rights which the Banks would otherwise have. Any instruments required by any of the provisions hereof to be in the form annexed hereto as an exhibit shall be substantially in such form with such changes therefrom, if any, as may be approved by the Majority Banks and the Company. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement or any amendment may be executed in separate counter parts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one Agreement, executed by each of the parties hereto.

                 27. ENTIRE AGREEMENT. This Agreement and any other documents executed in connection herewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in Section 28 hereof.

                 28. CONSENTS, AMENDMENTS AND WAIVERS. Except as otherwise expressly provided in this Section 28 or otherwise in this Agreement and except with respect to the Fee Letter Agreement (which may be amended or modified with the approval of all parties thereto), any action to be taken or any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or any other instrument, document or agreement related to this Agreement may be amended and the performance or observance by the Company or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks; PROVIDED, HOWEVER, that no such consent or amendment which affects the rights, duties or liabilities of the Agent shall be effective without the written consent of the Agent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by all of the Banks, do any of the following: (a) increase the principal amount of the Loans (or subject the Banks to any additional obligations); (b) reduce the principal of or interest on the Notes or any fees payable hereunder; (c) extend or postpone any date fixed for any payment in respect of principal of, or interest on, the Loans, or any fees payable hereunder; (d) change the definition of "Majority Banks" or the aggregate Commitment Percentage, or the aggregate amount of Loans, or other of Banks which shall be required for the Banks or any of them to take any action under this Agreement or any other document referred to herein; (e) amend Sections 16, 19 or this Section 28 or (f) change the Commitment Percentage of any Bank, except by assignments pursuant to and in accordance with the terms of
Section 16 hereof.

                 No waiver shall extend or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Bank or the Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Company shall entitle the Company to other or further notice or demand in similar or other circumstances.

                 29. AGREEMENT AS TO BROKERS. The Company hereby agrees to indemnify and hold the Banks harmless against and in respect of any claim for brokerage or other commissions relating to this Agreement or the transactions contemplated hereby resulting from the Company's dealings with any broker in connection with this transaction. Each Bank agrees to indemnify and hold the Company harmless against and in respect of any claim for brokerage or other commissions relating to this Agreement or the transactions contemplated hereby resulting from such Bank's dealings with any broker in connection with this transaction.

                 Signed, sealed and delivered, as of the date set forth at the beginning of this Amended and Restated Revolving Credit and Term Loan Agreement, by the Company, the Banks and the Agent.

                                        XTRA, INC.
                                        60 State Street
                                        Boston, Massachusetts 02109


                                        By: /s/ Christopher P. Joyce
                                            ------------------------
                                        Title: Treasurer
                                               ---------------------

                                        CORESTATES BANK, N.A.
                                        1500 Market Street, West Tower
                                        Philadelphia, Pennsylvania 19101


                                        By: /s/ Verna R. Prentice
                                            ------------------------
                                        Title: Vice President
                                               ---------------------




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
                                        NATIONAL WESTMINSTER BANK USA
                                        175 Water Street
                                        New York, New York 10038


                                        By: /s/ Harris Mehos
                                            ----------------------------
                                        Title: Vice President
                                               -------------------------

                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION
                                        1230 Peachtree Street, N.E.
                                        Suite 3600
                                        Atlanta, Georgia  30309


                                        By: /s/ Robert Kilgannon
                                            ----------------------------
                                        Title: Vice President
                                               -------------------------

                                        CONTINENTAL BANK N.A.

                                        Address:

                                        231 South LaSalle Street
                                        Chicago, Illinois 60697
                                        Attention:  Leasing and Finance
                                        Co. Division


                                        By: /s/ Bonita J. Althoff
                                            ----------------------------
                                        Title: Vice President
                                               -------------------------

                                        CONTINENTAL BANK N.A., AS AGENT

                                        Address:
                                        231 South LaSalle Street
                                        Chicago, Illinois 60697
                                        Attention: Leasing and Finance
                                        Co. Division

                                        By: /s/ Bonita J. Althoff
                                            ----------------------------
                                        Title: Vice President
                                               -------------------------




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